EXHIBIT 10.1

PARTNERSHIP AGREEMENT

OF

TEXAS OFFSHORE PORT SYSTEM

(a Delaware general partnership)

(dated as of August 14, 2008)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1	Specific Definitions	1
1.2	Other Terms	13
1.3	Construction	14

ARTICLE II ORGANIZATION	14

2.1	Formation	14
2.2	Name	14
2.3	Principal Office in the United States; Other Offices	14
2.4	Registered Office in the State of Delaware; Registered Agent	14
2.5	Purpose	14
2.6	Foreign Qualification	15
2.7	Term	15
2.8	Mergers and Exchanges	15
2.9	Business Opportunities—No Implied Duties or Obligations	15

ARTICLE III PARTNERSHIP INTERESTS AND TRANSFERS	16

3.1	Initial Partners	16
3.2	Partnership Interests	16
3.3	Representations and Warranties	16
3.4	Transfers, Transfer Restrictions and Changes of Control	17
3.5	Possible Additional Restrictions on Transfer	27
3.6	Additional Partnership Interests	27
3.7	Information	27
3.8	Liability to Third Parties	28
3.9	Dissociation	29
3.10	Lack of Partner Authority	29
3.11	Not a Security	30
3.12	Party in Default	30

ARTICLE IV CAPITAL CONTRIBUTIONS	30

4.1	Initial Facilities Capital Contributions	30
4.2	Subsequent Contributions	32
4.3	Failure to Contribute	32
4.4	Return of Contributions	35
4.5	Capital Accounts	35
4.6	Partner Parent Guarantees	37

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS	37

5.1	Allocations for Capital Account Purposes	37

i

5.2	Allocations for Tax Purposes	39
5.3	Requirement of Distributions	41
5.4	Sharing of Distributions	41
5.5	Reserves	41
5.6	Distribution Restrictions	41

ARTICLE VI MANAGEMENT OF THE PARTNERSHIP	42

6.1	Management by the Partners and Delegation of Authority	42
6.2	Committees	42
6.3	Authority of Partners and Committees	43
6.4	Officers	45
6.5	Duties of Officers	45
6.6	No Duty to Consult	45
6.7	Reimbursement	45
6.8	Partners and Affiliates Dealing With the Company	46
6.9	Insurance	46

ARTICLE VII MEETINGS	46

7.1	Meetings of Partners and Committees; Required Interest Actions	46
7.2	Special Actions	47
7.3	Interested Partner Transaction	49
7.4	Voting List	49
7.5	Proxies	50
7.6	Votes	50
7.7	Conduct of Meetings	50
7.8	Action by Written Consent	50
7.9	Resolution of Management Disputes	51
7.10	Records	51

ARTICLE VIII INDEMNIFICATION	52

8.1	Right to Indemnification	52
8.2	Indemnification of Others	52
8.3	Advance Payment	53
8.4	Appearance as a Witness	53
8.5	Nonexclusivity of Rights	53
8.6	Insurance; Appointment of Counsel	53
8.7	Partner Notification	53
8.8	Savings Clause	54
8.9	Scope of Indemnity	54

ARTICLE IX TAXES	54

9.1	Tax Returns	54
9.2	Tax Elections	54
9.3	Tax Matters Partner	54

ARTICLE X BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	55

10.1	Maintenance of Books	55
10.2	Financial Statements	55
10.3	Tax Statements	55
10.4	Accounts	55

ARTICLE XI BANKRUPTCY OF A PARTNER	56

11.1	No Dissociation Upon Bankruptcy	56
11.2	Bankrupt Partners	56

ARTICLE XII DISSOLUTION, LIQUIDATION, AND TERMINATION	57

12.1	Dissolution	57
12.2	Liquidation and Termination	57
12.3	Provision for Contingent Claims	59
12.4	Deficit Capital Accounts	59

ARTICLE XIII AMENDMENT OF THE AGREEMENT	60

13.1	Amendments to be Adopted by the Company	60
13.2	Amendment Procedures	60

ARTICLE XIV PARTNERSHIP INTERESTS	61

14.1	Certificates	61
14.2	Registered Holders	61

ARTICLE XV OTHER PARTNER AGREEMENTS AND OBLIGATIONS	61

15.1	Facilities Other than Initial Facilities	61
15.2	Project Financings	62
15.3	Expansion Option	62
15.4	Termination of Throughput Agreement	64

ARTICLE XVI GENERAL PROVISIONS	65

16.1	Offset	65
16.2	Entire Agreement; Supersedure	65
16.3	Waivers	65
16.4	Binding Effect	65
16.5	Governing Law; Jurisdiction; Waiver of Jury Trials; Severability	65
16.6	Further Assurances	66
16.7	Waiver of Certain Rights	66
16.8	Notice to Parties of Provisions of this Agreement.	66
16.9	Counterparts	66
16.10	Attendance via Communications Equipment	66

16.11	Reports to Partners	67
16.12	Checks, Notes and Contracts	67
16.13	Books and Records	67
16.14	Audit Rights of Partners	67
16.15	No Third Party Beneficiaries	67
16.16	Notices	68
16.17	Remedies	68
16.18	Grant of Security Interest	68
16.19	Default Budgets	69

EXHIBITS:

Exhibit A – Ownership Information
Exhibit B – Transfer Notice Form
Exhibit C – Partner Parent Guarantees

SCHEDULES:
Schedule 1 – Description of Initial Facilities
Schedule 2 – Insurance
Schedule 3 – Construction Budget

PARTNERSHIP AGREEMENT
OF
TEXAS OFFSHORE PORT SYSTEM
(a Delaware general partnership)

This Partnership Agreement of Texas Offshore Port System, a Delaware general partnership (the “Company”), dated as of August 14, 2008 (the “Effective Date”) is agreed to, executed and adopted by all the Partners (as such term is defined herein) thereof.

RECITALS

WHEREAS, the Partners desire to form the Company in connection with the construction, acquisition, ownership and operation of TOPS (as such term is defined herein).

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties hereto hereby stipulate and agree as follows:

ARTICLE I
DEFINITIONS

1.1    Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptance Notice” has the meaning given that term in Section 3.4(e)(i).

“Accessible Capacity” means that portion of the Base Capacity which is commercially useable for the receipt, storage and delivery of incremental Oil, taking into consideration committed amounts (including binding letter of intent commitments), operating and capital costs, hydraulics, use of flow inducer and/or drag-reducing agents and other similar factors to receive, store, and deliver relevant additional Expansion Throughput.

“Act” means the Delaware Revised Uniform Partnership Act.

“Adjusted Capital Account” means the Capital Account maintained for each Party as of the end of each taxable year of the Company, (a) increased by any amounts that such Party is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Party in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Party in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Party’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 5.1(d) or 5.1(e)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adjusted Property” means any property, the Carrying Value of which has been adjusted pursuant to Section 4.5(d).

“Affected Interest” has the meaning ascribed to it in Section 3.4(f)(i)(A).

“Affected Partner” has the meaning ascribed to it in Section 3.4(f)(i)(A).

“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the relevant Person.  Notwithstanding the foregoing, solely for the purposes of this Agreement (i) the Company and its Subsidiaries will be deemed not to be Affiliates of any Partner or any of its Affiliates, and vice-versa; and (ii) no Partner will be deemed to be an Affiliate of any other Partner solely because of their ownership of Partnership Interests.

“Agreed Value” of any Contributed Property or Adjusted Property means the Fair Market Value of such property or other consideration at the time of contribution or adjustment, as applicable, as determined by the Partners.  The Partners will, in their sole discretion, use such method as they deem reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Properties in a single or integrated transaction among such properties on a basis proportional to their Fair Market Value.

“Agreement” means this Partnership Agreement (including any schedules, exhibits or attachments hereto), as amended, supplemented or modified from time to time.

“Appraised Value” has the meaning given that term in Section 3.4(e)(iv).

“Appraiser” means a reputable accounting, appraisal or investment banking firm recognized as an expert in rendering valuation opinions on transactions such as that proposed.

“Available Cash” means unrestricted cash and cash equivalents of the Company less reasonable cash reserves set aside pursuant to Section 5.5.

“Bankrupt Partner” means any Party:

(a)    that (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for the Party a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Party in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver or liquidator of the Party or of all or any substantial part of the Party’s properties; or

(b)    against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 90 Days have expired without dismissal thereof or with respect to which, without the Party’s consent or acquiescence, a trustee, receiver, or liquidator of the Party or of all or any substantial part of the Party’s properties has been appointed and 60 Days have expired without such appointments having been vacated or stayed, or 60 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Base Capacity” means the Maximum Throughput Capacity on the relevant portion of TOPS immediately before the commencement of the relevant Expansion Project, but excluding any capacity related to any Expansion Project for which full payout has not occurred as of the date such Base Capacity is assessed.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Party’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Party’s Capital Account balance as maintained pursuant to Section 4.5 and the hypothetical balance of such Party’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.  The determination of Book-Tax Disparity and a Party’s share thereof will be determined consistently with section 1.704-3(c) of the Treasury Regulations.

“Budget” means the construction budget attached hereto as Schedule 3, any amendments thereto approved by the Partners and any other budget or budgets approved by the Partners.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the nationally-chartered banking institutions in the State of Texas will not be regarded as a Business Day.

“Capacity Request” has the meaning given that term in Section 15.3.

“Capital Account” means the capital account maintained for each Party pursuant to Section 4.5.

“Capital Call Dispute” has the meaning given that term in Section 4.1(d)

“Capital Call Dispute Notice” has the meaning given that term in Section 4.1(d).

“Capital Call Dispute Period” has the meaning given that term in Section 4.1(d).

“Capital Call Notice” has the meaning given that term in Section 4.1(c).

“Capital Contribution” means any contribution by a Party to the capital of the Company, as contemplated by Section 4.5(a).

“Carrying Value” means (a) with respect to Contributed Property and Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Party’s Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property will be adjusted from time to time in accordance with Sections 4.5(d)(i) and 4.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by a Required Interest.

“Change of Control” means, with respect to any Party, a change in the Person or Persons that ultimately Controls such Party (including the acquisition by any Person or two or more Persons acting in concert, other than the management or the shareholders of such Controlling Person or Persons immediately prior to the change, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding shares of Voting Stock of such Controlling Person or Persons); provided, that a change of control with respect to a relevant Person that does not ultimately Control such relevant Person (for example, an intermediate holding company subsidiary of another Person that ultimately controls such relevant Person) shall not constitute a Change of Control.

“Change of Control Notice” has the meaning given that term in Section 3.4(f)(i)(B).

“Change of Control Notice Date” means the later of (i) the date the Change of Control Notice is delivered to all Non-Affected Partners and (ii) the closing date of the transaction constituting the applicable Change of Control.

“Change of Control Option Period” has the meaning given to that term in Section 3.4(f)(i)(D).

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commencement Date” means the date upon which the Initial Facilities are fully operational.

“Company” has the meaning given that term in the preamble.

“Confidential Information” has the meaning given that term in Section 3.7(b).

“Construction Agreement” means the Construction Management Agreement (including any schedules, exhibits or attachments thereto) between the Company and Enterprise Field Services, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Construction Manager” means Enterprise Field Services, LLC.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to section 708 of the Code).  Following the adjustment of the Carrying Value of a Contributed Property pursuant to Section 4.5(d), such property will no longer constitute a Contributed Property for purposes of Section 5.2, but will be deemed an Adjusted Property for such purposes.

“Control” (and its derivatives and similar terms) means, directly or indirectly, having the ability to direct or cause the direction of the management and policies of any Person, whether by ownership of Voting Stock, contract or otherwise.

“Costs” has the meaning given that term in Section 4.3(a)(ii)(C).

“Day” means a period of 24 consecutive hours beginning at 7:00 a.m., Central Time.

“Default” means, for any relevant Party, upon the occurrence and during the continuation of any of the following events:

(a)    the failure to remedy, within five Business Days of such relevant Party’s receipt of written notice thereof (from the Company or any other Partner), such Party’s failure to contribute by the required time all or any portion of a Capital Contribution such Party is required to make under Section 4.1 or to which such Party agreed in writing (including by approval of written resolutions), unless: (i) one or more Lending Partners elects to have an advance made on behalf of such Party treated as a loan under Section 4.3(a)(ii) and such Lending Partner(s) agree in writing that such failure to make a Capital Contribution will not be deemed a Default hereunder, in which case no Default will be deemed to exist with respect to the relevant Capital Contribution; or (ii) such Party on account of its failure to contribute has suffered a reduction in its Capital Contributions and adjustment of its Partnership Interest under Section 4.3(a)(i);

(b)    the occurrence of any event that causes such relevant Party to become a Bankrupt Partner; or

(c)    the failure to remedy, within 60 Days of receipt of written notice thereof from the Company or any other Partner, the non-performance or breach of or non-compliance with any other material agreement, obligation, representation, warranty, covenant or undertaking (other than the Capital Contribution requirements covered in (a) above) of such relevant Party or one of its Affiliates (that is not a Partner) contained in this Agreement, including the failure to comply with the provisions contained in Section 3.4 (including the failure of a Party to comply with Section 3.4(e) (in the case of a Transfer to which such Section applies) and Section 3.4(f) (in the case of a Change of Control)).

“Default Interest Rate” means a rate per annum, compounded monthly, equal to the lesser of (a) two (2) percentage points plus the one-year prime rate that is quoted in the Money Rates Section of The Wall Street Journal (or, in its absence, a similar publication) on the first Business Day of the applicable month and (b) the maximum, lawful interest rate then in effect under applicable Law.

“Delinquent Party” has the meaning given that term in Section 4.3(a).

“Determining Engineer” means Stone & Webster or, if Stone & Webster is unavailable or unwilling to serve on reasonable terms, any other comparable engineering firm selected by the Management Committee.

“DOE Lease” means that certain U.S. Department of Energy Bryan Mound Pipeline Lease Agreement that may be entered into between the United States of America, acting by and through the United States Department of Energy Strategic Petroleum Reserve, and the Company, for the lease of pipelines that the Company has the option under certain Throughput Agreements to make a part of TOPS.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Effective Date” has the meaning given that term in the preamble.

“Eligible Partner” means a Partner eligible to vote on or consent to the applicable matter, and excludes (a) with respect to an Interested Partner Transaction, each Interested Partner, (b) with respect to any litigation, arbitration or similar proceedings (including any proposed or threatened litigation, arbitration or similar proceeding) to which a Partner or an Affiliate thereof is adverse to the Company, such adverse Partner and its Affiliates, (c) with respect to a matter involving a Transferring Party, such Transferring Party and its Affiliates, (d) with respect to prepayment of the unamortized amount of a Payout Amount, the Expansion Participants and their Affiliates, (e) with respect to any Capacity Request, any Partner who, or whose Affiliate, delivered such Capacity Request, (f) with respect to the dissociation of any Party, the Party (and its Affiliates) whose dissociation is proposed, and (g) with respect to the admission as a Substituted Partner of any Transferee that acquired its Partnership Interest through a Foreclosure Transfer, the Partner whose Partnership Interest or other interest is the subject of such Foreclosure Transfer; provided, that TEPPCO and Enterprise shall be deemed not to be Affiliates for purposes of this definition.

“Enterprise” means Enterprise Offshore Port System, LLC, a Texas limited liability company.

“Exercising Partner” has the meaning given that term in Section 15.3.

“Expanded Capacity” means, with respect to a relevant Expansion Project, the additional throughput capacity created on TOPS as a result of such relevant Expansion Project built pursuant to Section 15.3.

“Expanded Capacity Revenues” means net revenues from throughput services provided on TOPS, and from any other services provided by the Company or its Subsidiaries, that are attributable to the Expanded Capacity Volumes, less an amount equal to the sum of (a) the Company’s operating costs attributable to the Expanded Capacity, plus (b) a pro rata portion of the Company’s overhead costs (based on the Expanded Capacity Volume as compared to Base Capacity).

“Expanded Capacity Volumes” means, for the relevant month, the lesser of (a) the Expanded Capacity or (b) the Expansion Throughput.

“Expansion Liquidation Value” has the meaning given that term in Section 12.2(c)(iii)(A).

“Expansion Option” has the meaning given that term in Section 15.3(a).

“Expansion Option Notice” has the meaning given that term in Section 15.3(b).

“Expansion Option Period” has the meaning given that term in Section 15.3(a)(iv).

“Expansion Participants” has the meaning given that term in Section 15.3(b).

“Expansion Project” means (a) the installation of additional pumping facilities on or tied into the then-existing TOPS, (b) the construction and installation of one or more additional pipelines to loop the oil pipeline included in TOPS or (c) other than a Lateral that connects at a Lateral Connection Point, any physical enhancement or series of physical enhancements which would increase the Base Capacity of any then existing pipeline, lateral, segment, extension or other significant oil handling facility owned, leased or otherwise controlled by the Company or its Subsidiaries, including adding pumps to one or more existing pipelines, laterals, segments or extensions or constructing a new pipeline, lateral, segment or extension (which does not constitute a Lateral that connects at a Lateral Connection Point).

“Expansion Throughput” has the meaning given that term in Section 15.3(a)(i).

“Fair Market Value” of an asset, transaction or a Partnership Interest means the fair market value of such asset, transaction or interest, based upon appropriate valuation methods and techniques, (a) without adding premiums or deducting discounts for controlling interests, minority interests or illiquidity, but (b) taking into consideration adjustments for abnormal or non-recurring amounts or activities and earnings multiples earned by companies in businesses similar to the Company.

“Foreclosure Transfer” means any Transfer resulting from any judicial or non-judicial foreclosure by the holder of a Security Interest or any Transfer to the holder of a Security Interest in connection with a workout or similar arrangement or any Transfer from the holder of a Security Interest.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental authority, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Incremental Volumes” means, with respect to a relevant month, the aggregate volumes received, stored and delivered by TOPS in excess of the Base Capacity, plus the relevant Expansion Throughput; provided, however, that the Incremental Volumes will be applied to Expansion Projects which have not paid out pursuant to Section 15.3 in chronological order of completion.

“Initial Facilities” means the proposed offshore oil port consisting of two single point moorings, platforms, meters, pumps, oil delivery pipelines, storage tank farm and related facilities described on Schedule 1 to be constructed, leased, owned or otherwise acquired by the Company (and any changes thereto approved by a Unanimous Interest) and including any additional facilities that the Company is obligated to construct, lease or otherwise acquire pursuant to any Throughput Agreement.

“Initial Facilities Capital Contributions” has the meaning given that term in Section 4.1.

“Interested Partner” means, with respect to any Interested Partner Transaction, any Party that is party to (or has an Affiliate that is party to) such transaction; provided, that TEPPCO and  Enterprise shall be deemed not to be Affiliates for purposes of this definition.

“Interested Partner Transaction” means any transaction or agreement (or proposed transaction or agreement), including the purchase, sale, lease or exchange of property (tangible or intangible) or the rendering of any service, involving the Company or any of its Subsidiaries on the one hand and any Party or Parties (or Affiliate(s) thereof) on the other hand, including the waiver, amendment, termination (other than by expiration of the term thereof) or any other modification of any such agreement.

“Lateral” means any pipeline, lateral, segment or extension that directly connects or is proposed to directly connect to the then-existing TOPS.

“Lateral Connection Point” means (a) with respect to any proposed Oil pipeline, lateral, segment or extension that is proposed to connect one or more delivery points to the then-existing TOPS, the closest and most practical connection point or points, taking into account the location of the relevant delivery points and the then-existing TOPS, where sufficient capacity for Oil to be delivered to refineries connected to such proposed pipeline, lateral or segment is available (or could be made available by acquiring, constructing or otherwise obtaining additional facilities in accordance with the terms of Section 7.2 or (b) any other interconnection point approved by a Required Interest.

“Lateral Opportunity” has the meaning given that term in Section 15.1.

“Lateral Opportunity Notice” has the meaning given that term in Section 15.1(a).

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

“Lending Partner” has the meaning given that term in Section 4.3(a)(ii).

“Liquidator” has the meaning given that term in Section 12.2.

“Loss” or “Losses” means, subject to the limitations set forth in Section 16.17, any actions, claims, settlements, judgments, arbitration awards, demands, liens, losses, damages, fines, penalties, interest costs, expenses (including expenses attributable to the defense or enforcement of any actions or claims), reasonable and necessary attorneys’ and experts’ fees and liabilities.

“Majority Interest” means any one or more Eligible Partners having among them more than 50% of the Partnership Interests of all Eligible Partners.

“Management Committee” has the meaning given that term in Section 6.2(a).

“Management Dispute” has the meaning given that term in Section7.9.

“Maximum Throughput Capacity” means the then existing maximum throughput capacity, taking into account operational (e.g., drag reducing agents) and physical capabilities of the relevant portion of TOPS.

“Minimum Gain Attributable to Partner Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulation section 1.704-2(i)(3).

“Net Agreed Value” means (a) in the case of any Contributed Property, the Fair Market Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Party by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Party upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income will be determined in accordance with Section 4.5(b) and will not include any items specifically allocated under Sections 5.1(d) through 5.1(j).  For purposes of Sections 5.1(a) and (b), in determining whether Net Income has been allocated to any Party for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.5(d) will be treated as an item of gain or loss in computing Net Income.

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss will be determined in accordance with Section 4.5(b) and will not include any items specifically allocated under Sections 5.1(d) through 5.1(j).  For purposes of Sections 5.1(a) and (b), in determining whether Net Loss has been allocated to any Party for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.5(d) will be treated as an item of gain or loss in computing Net Loss.

“Non-Cash Consideration” has the meaning given that term in Section 3.4(e)(vi).

“Non-Defaulting Partner” means a Partner that is not in Default hereunder.

“Non-Delinquent Partner” means any Partner that is not a Delinquent Party.

“Non-Transferring Partners” has the meaning assigned to such term in Section 3.4(e)(i).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Party pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Treasury Regulation section 1.704-2(b)(3).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including any expenditure described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(i), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning given that term in Treasury Regulation section 1.704-2(b)(3).

“Obligation” has the meaning given that term in Section 4.3(a)(ii)(B).

“Offer Notice” has the meaning given that term in Section 3.4(e)(i).

“Oil” means the liquid hydrocarbon production from wells, or a blend of such, in its natural form, not having been enhanced or altered in any manner or by any process, other than these processes that normally occur on an offshore production facility, that would result in misrepresentation of its true value for adaptability to refining as a whole crude oil.

“Oiltanking” means Oiltanking Freeport L.P., a Texas limited partnership.

“Operating Agreement” means the Operation and Management Agreement (including any schedules, exhibits or attachments thereto) between the Company and the Operator, as amended, restated, supplemented or otherwise modified from time to time.

“Operator” means Enterprise Field Services, LLC.

“Option Period” has the meaning given that term in Section 3.4(e)(i).

“Partner” means any Person executing this Agreement as of the Effective Date as a Partner or any Person thereafter admitted to the Company as an additional Partner or a Substituted Partner as provided in this Agreement, but does not include any Person who has ceased to be a Partner in the Company.

“Partnership Interest” means the ownership interest (on a percentage basis) of a Party in the Company, including rights to distributions (liquidating or otherwise), allocations, information, and to consent, approve or disapprove (subject to the limitations set forth in this Agreement) specified actions, which ownership interest is more particularly described and identified in Article III and Exhibit A.

“Partnership Minimum Gain” means the amount determined pursuant to Treasury Regulation section 1.704-2(d).

“Party” means any Person that is a party to this Agreement, whether as a Partner or a Transferee.

“Payout Amount” means an amount of money equal to 250% of the amount of the actual out-of-pocket capital cost of the relevant Expansion Project; provided, however that to the extent the Company elects to prepay all or any portion of the unamortized portion of the principal amount of the payout balance in accordance with Section 15.3, such Payout Amount will be reduced as described in Section 15.3(c).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

“Proceeding” has the meaning given that term in Section 8.1.

“Proposed Transaction” has the meaning given that term in Section 3.4(e)(i).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Company for determining (a) the identity of Partners (or Transferees, if applicable) entitled to notice of, or to vote at, any meeting of Partners or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Partners, or (b) the identity of Record Holders entitled to receive any report or distribution.

“Record Holder” means the Person in whose name a Partnership Interest is registered on the books of the Company as of the opening of business on a particular Business Day.

“Rejected Lateral Opportunity” has the meaning given that term in Section 15.1(a).

“Related Agreements” mean the Operating Agreement and the Construction Agreement.

“Required Interest” means one or more Eligible Partners holding the applicable percentage of Partnership Interests required to authorize or approve a relevant act of the Company, including a Majority Interest or a Unanimous Interest, as applicable.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), to eliminate Book-Tax Disparities.

“Security Interest” means any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights as part of a bona fide arms-length secured transaction.

“Service” means the Internal Revenue Service and any successor agency.

“Subject Interest” has the meaning given that term in Section 3.4(e)(i).

“Subsidiary” means, with respect to any relevant Person, any other Person that is Controlled and more than 50%-owned (directly or indirectly) by the relevant Person.  Notwithstanding the foregoing, solely for the purposes of this Agreement, the Company and its Subsidiaries will be deemed not to be Subsidiaries of any Partner or any of its Affiliates, and vice-versa.

“Substituted Partner” means a Person who is admitted as a Partner of the Company because such Person has complied with the requirements of Section 3.4 in place of and with all the rights of a Partner, and who is shown as a Partner on the books and records of the Company.

“Sufficient Net Worth” means net worth calculated in accordance with GAAP of at least (a) prior to the completion and placing in service of the Initial Facilities, $300 million or (b) after the completion and placing in service of the Initial Facilities, $150 million.

“Tax Matters Partner” has the meaning given that term in Section 9.3.

“TEPPCO” means TEPPCO O/S Port System, LLC, a Texas limited liability company.

“Throughput Agreement” means any contract, agreement or other obligation of the Company to receive, store and deliver Oil on TOPS but excludes financial hedging or derivative contracts.

“TOPS” means the facilities for the receipt, storage and delivery of Oil owned and/or operated by the Company, consisting of (a) the Initial Facilities, (b) any pipeline laterals (including Laterals), mainlines, segments or extensions or related Oil handling facilities constructed, purchased, leased or otherwise acquired by the Company pursuant to this Agreement and (c) any equipment, facilities, storage tanks and fixtures owned or leased by the Company and located on or connected to such pipelines.

“Transfer” or “Transferred” means a direct (voluntary or involuntary) sale, assignment, transfer, conveyance, exchange, foreclosure, grant of a security interest in, bequest, devise, gift or any other alienation, by operation of Law or otherwise, (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of any Partnership Interest, including a Foreclosure Transfer.

“Transferee” means a Person who receives all or part of a Partner’s Partnership Interest through a Transfer but who has not become a Substituted Partner.

“Transferor” means a Partner, Substituted Partner or a predecessor Transferor who Transfers a Partnership Interest (or a portion thereof).

“Transferring Party” has the meaning given that term in Section 3.4(e)(i).

“Treasury Regulation” has the meaning given that term in Section 3.5.

“Unanimous Interest” means one or more Eligible Partners having among them at least 100% of the Partnership Interests of all Eligible Partners.

“Unanimous Non-Defaulting Interest” means one or more Non-Defaulting Partners having among them at least one hundred percent (100%) of the Partnership Interests of all Non-Defaulting Partners.

“Unbudgeted Capital Call” has the meaning given in Section 4.1(d).

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(d) as of such date).  In determining such Unrealized Gain, the aggregate cash amount and Fair Market Value of a Company asset (including cash or cash equivalents) will be determined by a Majority Interest.

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(d) as of such date) over (b) the Fair Market Value of such property as of such date.  In determining such Unrealized Loss, the aggregate cash amount and Fair Market Value of a Company asset (including cash or cash equivalents) will be determined by a Majority Interest.

“Value Disagreement Notice” has the meaning ascribed to it in Section 3.4(e)(iv).

“Voting Stock” means (a) with respect to a corporation, capital stock issued by such corporation, (b) with respect to a partnership (whether general or limited), any general partner interest in such partnership and (c) with respect to any other entity, the equivalent interests in such entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons with management authority performing similar functions) of such entity.

1.2    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and will have the meanings indicated throughout this Agreement.  Whenever the context requires, the singular will include the plural, and the plural will include the singular.

1.3    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law will be deemed to refer to such statute or Law, as amended, and also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference to a Party will also include such Party’s permitted successors and assigns.  The words “including,” “includes,” and “include” will be deemed to be followed by the phrase “without limitation.” All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders; the singular will include the plural, and vice versa.  All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof will refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument.  The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.  Each certificate delivered by a Party, pursuant to this Agreement will be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate will be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate.  Additionally, any representation, warranty or covenant made in any such certificate by a Party, will be deemed to be made herein.

ARTICLE II
ORGANIZATION

2.1    Formation. The Company filed a certificate of partnership existence with the Secretary of State of the State of Delaware on April 16, 2008.

2.2    Name. The name of the Company is “Texas Offshore Port System” and all Company business must be conducted in that name or such other names that comply with applicable Law as the Company may select from time to time.

2.3    Principal Office in the United States; Other Offices. The principal office of the Company in the United States will be at 1100 Louisiana Street, Suite 1000, Houston, Texas 77002 or at such other place as a Majority Interest may designate from time to time, which need not be in the State of Delaware.  The Company may have such other offices as the Partners may designate from time to time.

2.4    Registered Office in the State of Delaware; Registered Agent. The registered office of the Company in the State of Delaware will be at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other place as a Majority Interest may designate from time to time.  The name of the registered agent is The Corporation Trust Company.

2.5    Purpose. The sole purpose of the Company is to, directly or indirectly, (a) design, construct, own, operate and manage (including entering into Throughput Agreements and financing arrangements related to its operation) the Initial Facilities in accordance with the terms of this Agreement, (b) own and operate any other facilities that constitute a portion of TOPS in accordance with the terms of this Agreement and (c) engage in activities directly related to (a) and (b) above.  Except for activities related to such purposes, there are no other authorized business purposes of the Company.  The Company will not engage, directly or indirectly, in any activity or conduct inconsistent with such purposes or in any speculative trading, financial or commodity derivatives or hedges or in any activity which a Partner reasonably determines, as of the date of the acquisition or commencement of such activity, would generate income that is not “qualifying income” as defined in Section 7704(d) of the Code.  It is the express intent and purpose of the Partners that the Company is a partnership for a definite term as defined in Section 15-101(14) of the Act and not a partnership at will.

2.6    Foreign Qualification. Prior to the Company conducting business in any jurisdiction other than Delaware, the Company will comply with all requirements under applicable Law necessary to qualify the Company as a foreign general partnership, and, if necessary, keep the Company in good standing, in that jurisdiction.

2.7    Term. The existence of the Company shall extend for a term of 50 years, commencing on the Effective Date, unless otherwise terminated in accordance with Article XII.

2.8    Mergers and Exchanges. Except as otherwise required by this Agreement or by applicable Laws, the Company may be a party to any (a) merger, (b) consolidation, (c) share exchange or (d) other type of reorganization.

2.9    Business Opportunities—No Implied Duties or Obligations.

(a)    Except to the extent expressly provided in Section 15.1, each Partner and its respective Affiliates may engage, directly or indirectly, without the consent of the other Partners or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature which may be competitive with or the same as or similar to the business of the Company or its Subsidiaries, regardless of the geographic location of such business, and without any duty or obligation to offer or account to the other Partners, the Company or its Subsidiaries in connection therewith.

(b)    Except as specified herein, to the extent that any Partner (in its capacity as a Partner) owes the Company or any other Partner any fiduciary, quasi-fiduciary or other duty with respect to the Company, such duty shall be limited or eliminated to the fullest extent provided by Delaware Law.  As examples, but not as limitations:

(i)    any Partner may compete with the Company (except as specified in Article XV), and, to the extent approved in accordance with Article VII, enter into any contract or agreement with the Company;

(ii)    except to the extent expressly set forth to the contrary herein, each Partner may act and make decisions in its own interest;

(iii)    Lateral Opportunities are the only business opportunities required to be offered to the Company by any Partner;

(iv)    a Partner shall be deemed to have complied with its Partner duty of good faith and fair dealing with respect to the Company so long as it has complied with this Agreement with respect to all of its Lateral Opportunities; and

(v)    to the extent that a Partner owes any fiduciary, quasi-fiduciary or other duty to the Company or any other Partner, such Partner may rely and will be protected in acting or refraining from acting upon the opinions and reports of legal counsel, accountants, appraisers, management consultants, investment bankers and engineers selected by it to the extent that such Partner reasonably believes that the matters covered by such opinions and reports are within such Person’s professional or expert competence, and such Partner’s act or omission in reliance thereon shall be conclusively presumed to have been done or omitted in good faith and in accordance with such duty.

(c)    The duties, obligations and other responsibilities of the Partners to the Company and the other Partners (whether express or implied, created by this Agreement, by Law or otherwise) are the duties, obligations and responsibilities of the individual Partners and not of their Affiliates who are not otherwise Partners.  The existence of the Company does not create any duties, obligations or other responsibilities of any Partner’s Affiliate (who is not a Partner) to any other Partner.  To the extent that this Agreement requires any Affiliate (who is not a Partner) of any Partner to take any action or refrain from taking any action, such Partner agrees to use its best efforts to cause such Affiliate to take such action or refrain from taking such action, as applicable.

ARTICLE III
PARTNERSHIP INTERESTS AND TRANSFERS

3.1    Initial Partners. The initial Partners of the Company are Oiltanking, TEPPCO and Enterprise.

3.2    Partnership Interests. The Partners agree that each Partner’s Partnership Interest will be that which is set forth in Exhibit A, as amended from time to time in accordance with the terms of this Agreement.

3.3    Representations and Warranties. As of the Effective Date, each Partner hereby represents and warrants to the Company and to each other Partner that:

(a)    it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Laws, is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein);

(b)    it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Partner have been duly taken;

(c)    it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Partner in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a court of law or equity);

(d)    its authorization, execution, delivery and performance of this Agreement does not conflict with any material obligation under any other material agreement or arrangement to which it is a party or by which it is bound; and

(e)    it (i) has been furnished with or given adequate access to such information about the Company and its Partnership Interest as such Partner has requested, (ii) has made its own independent inquiry and investigation into, and based thereon, has formed an independent judgment concerning, the Company and such Partner’s Partnership Interest therein, (iii) (x) has adequate means of providing for its current needs and possible individual contingencies, (y) is able to bear the economic risks of this investment, and (z) has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933 and (vi) understands and agrees that, except where required by applicable Law, its Partnership Interest will not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws.

3.4    Transfers, Transfer Restrictions and Changes of Control. A Party may Transfer all or part of a Partnership Interest only in accordance with applicable Laws and the provisions of this Agreement, including the following provisions of this Section 3.4.  Any purported Transfer in breach of the terms of this Agreement will be null and void ab initio, and the Company will not recognize any such prohibited Transfer.

(a)    Effects of Attempted or Permitted Transfers.

(i)    Except as otherwise provided in this Agreement or as required by applicable Laws, a Transfer of a Partnership Interest will be effective only to give the Transferee the right to receive the share of allocations and distributions to which the Transferor would otherwise be entitled, and no Transferee of a Partnership Interest will have the unilateral right to become a Substituted Partner.

(ii)    Unless and until a Transferee is admitted as a Substituted Partner as set forth in Section 3.4(a)(iii) (and except to the extent required by applicable Laws), (x) the Transferee will have no right to exercise any of the powers, rights and privileges of a Partner hereunder other than to receive its share of allocations and distributions pursuant to Section 3.4(a)(i), and (y) the Party who has Transferred all or any part of its Partnership Interest to such Transferee, until the Transferee is admitted as a Substituted Partner (1) will remain a Partner with respect to such Partnership Interest and (2) will release, indemnify, defend (upon request) and hold the Company and the other Partners harmless from and against any claims with respect to such attempted Transfer.

(iii)    Subject to compliance with the terms and conditions of Sections 3.4 and 3.5, a Transferee may become a Substituted Partner if the Transferee agrees in writing to be bound by all the terms and conditions, as then in effect, of this Agreement.

(iv)    At the time all of the provisions of this Section 3.4 have been complied with: (x) a Substituted Partner will have all of the powers, rights, privileges, duties, obligations and liabilities of a Partner, as provided in this Agreement and by applicable Laws, to the extent of the Partnership Interest so Transferred; and (y) if the Substituted Partner has Sufficient Net Worth immediately prior to the applicable Transfer, the Partner who Transferred the Partnership Interest will be relieved of all of the obligations and liabilities with respect to such Partnership Interest; provided, that such Transferring Partner will remain fully liable for all liabilities and obligations relating to such Partnership Interest that accrued prior to such Transfer, including the obligation to make its proportionate share of the Initial Facilities Capital Contributions and any other Capital Contributions such Partner agreed to or was otherwise obligated to make.

(v)    Neither the Company nor any of the Partners will be bound or otherwise affected by any Transfer of any Partnership Interest of which such Person has not received notice pursuant to Section 3.4(h).

(vi)    The Company may, in its reasonable discretion, charge a Partner a reasonable fee to cover the administrative expenses necessary to effect the Transfer of all or part of such Partner’s Partnership Interest.

(vii)    In the absence of a Transferee becoming a Substituted Partner of a Transferor (as provided under this Agreement), any payment by the Company to the Transferor will acquit the Company, its Subsidiaries and the Partners of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Partner.

(b)    General Transfer Restrictions.  Notwithstanding any provision in this Agreement to the contrary, no Party will Transfer its rights or obligations arising from or related to this Agreement, any Partnership Interest, or any interest therein:

(i)    if such Transfer would result in the violation of Laws, including any obligation under the Act or the obligation to file a registration statement, or have an applicable exemption from registration under, the Securities Act of 1933 or any other applicable securities Laws or materially change the regulatory scheme in which the Company operates;

(ii)    (or take or omit any action, filing, election, or other action which could result in a deemed Transfer) if such Transfer (either considered alone or in the aggregate with prior Transfers by the same Party or any other Parties) could reasonably be expected to result in (x) the termination of the Company for federal income tax purposes under Section 708 of the Code at any time after six months have elapsed after the Commencement Date or (y) the Company being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes;

(iii)    (except with respect to a Foreclosure Transfer) if such Person is in Default; and

(iv)    (other than Affiliate Transfers permitted under Section 3.4(d) and Foreclosure Transfers permitted under Section 3.4(j)) if written consent of a Majority Interest has not been obtained (which consent may be delayed or withheld within each Eligible Partner’s sole discretion); provided, that no such consent will be required for any Transfer with respect to which the Transferring Partner has complied with the right of first refusal provisions in Section 3.4(e).

(c)    Admission as a Partner.  Notwithstanding that a Transfer is otherwise permitted under, or consented to by the Eligible Partners in accordance with, the terms and conditions of this Section 3.4, a Transferee shall only be admitted as a Substituted Partner if (i) such Transfer is expressly provided for herein (i.e., Affiliate Transfers permitted under Section 3.4(d) and Foreclosure Transfers permitted under Section 3.4(j)), (ii) Transfers with respect to which the Transferring Partner has complied with the right of first refusal provisions in Section 3.4(e) or (iii) with the express written consent or agreement of a Unanimous Interest.

(d)    Affiliate Transfers.  Subject to the limitations set forth in Sections 3.4(b), (f) and (h) and the Transferee unconditionally assuming (by operation of Law or otherwise) all of the Transferor’s post-Transfer obligations under this Agreement, any Partner may Transfer any or all of its Partnership Interest to an Affiliate of such Partner which at the time of the Transfer is intended by such Partner in good faith to remain an Affiliate of such Partner and is of Sufficient Net Worth or whose obligations under this Agreement are guaranteed by an entity of Sufficient Net Worth, in which event such Transferee will be admitted as a Substituted Partner without any further consent or approval by the Company or any of the Partners and the Partner who Transferred the Partnership Interest will be relieved of all of the obligations and liabilities with respect to such Partnership Interest; provided, that such Transferring Partner will remain fully liable for all liabilities and obligations relating to such Partnership Interest that accrued prior to such Transfer, including the obligation to make its proportionate share of the Initial Facilities Capital Contributions and any other Capital Contributions such Partner agreed to or was otherwise obligated to make; and provided further, that, (i) if the Transferor’s Partnership Interest is supported by a guaranty, the guaranty must apply to the Transferee and its Partnership Interest and (ii) the Transfer was made for a valid business purpose and not with a view to circumvent the Transfer restrictions or Change of Control provisions contained in this Agreement.

(e)    Right of First Refusal.

(i)    Except with respect to Affiliate Transfers permitted under Section 3.4(d) and Foreclosure Transfers permitted under Section 3.4(j), any Party desiring to Transfer all or any portion of its interest in the Company (a “Transferring Party”) to a ready, willing and able Transferee (or Transferring of all or any portion of such interest by operation of Law or otherwise) must first offer to Transfer the portion of such interest that it desires to Transfer (collectively, the “Subject Interest”) to the other Partners (the “Non-Transferring Partners”) as a group based upon the same terms and conditions (including with respect to representations, warranties and indemnities, if any) as those under which, and for the same value (determined, if applicable, in accordance with Sections 3.4(e)(iv), (v) or (vi)) that, the Transferring Party desires to Transfer the Subject Interest to such ready, willing and able Transferee.  Such offer will be made by a good faith written offer (the “Offer Notice”) to transfer all of the Subject Interest and must contain a complete description of the transaction, including any other transactions on which such transaction is contingent (the “Proposed Transaction”), in which the Transferring Party proposes to Transfer the Subject Interest, including the name of the ready, willing and able Transferee (including, if applicable, the name of the Person ultimately Controlling such Transferee, if known), the known or anticipated closing date of the Proposed Transaction, the consideration, if any, specified for the Subject Interest (if there is no consideration, the Offer Notice will state as such), and any other material terms and conditions of the Proposed Transaction (including, to the extent the Transferring Party is not prohibited from making such disclosure, the terms of any other transactions contingent on such transaction (or on which such transaction is contingent), provided, that the Transferring Party will not, and will not permit its Affiliates who are not Partners to, agree to keep confidential the terms of any such contingent transaction primarily to circumvent the requirement in this clause).  Each Non-Transferring Partner will have 60 Days (as extended pursuant to Sections 3.4(e)(iv), (v) and (vi), the “Option Period”) after its receipt of the Offer Notice within which to elect to acquire all of such Subject Interest upon the terms and conditions contained in the Offer Notice or determined in accordance with 3.4(e)(iv), (v) and (vi).  If, within the Option Period, one or more Non-Transferring Partners elect to acquire such Subject Interest, then (1) such Non-Transferring Partner(s) will each deliver its own separate written notice to the Transferring Party and to the other Non-Transferring Partner(s) during such period that expresses such desire to purchase the Subject Interest (each, an “Acceptance Notice”) and (2) such Non-Transferring Partner(s) and the Transferring Party will use good faith commercially reasonable efforts to close such transaction in accordance with Section 3.4(a)(i) no later than the later to occur of (x) the known or anticipated closing date set forth in the Notice Offer or (y) 60 Days after the last Day of the Option Period.  If the Non-Transferring Partners and the Transferring Party each used good faith, commercially reasonable efforts to promptly close such transaction, but they do not close such transaction within 90 Days after the last Day of the Option Period, the Transferring Party may proceed with the closing of the Proposed Transaction.

(ii)    If any Non-Transferring Partner does not elect to acquire its proportionate share of the Subject Interest, each of the remaining Non-Transferring Partners will have the right to acquire, under the terms and conditions set forth in this Section 3.4(e), a proportionate portion of the remaining Subject Interest based on the relation of its Partnership Interest to the Partnership Interests of all Non-Transferring Partners desiring to acquire a portion of such share of the Subject Interest.  The right herein created in favor of the Non-Transferring Partners as a group is an option to acquire all, or none, of the Subject Interest offered for sale by the Transferring Party.  If all the Non-Transferring Partners elect to purchase the Subject Interest, unless otherwise agreed, each such Non-Transferring Partner will purchase a pro-rata portion of the Subject Interest based on its respective Partnership Interest.  If the Non-Transferring Partners as a group decline to acquire all of the Subject Interest of the Transferring Party in accordance with this Section 3.4(e) or if the Option Period has expired without delivery by any Non-Transferring Partner of an Acceptance Notice, the Transferring Party may Transfer such Subject Interest to the Transferee named in the Offer Notice delivered to the Non-Transferring Partners upon the terms described in such Offer Notice.  If such Transfer does not occur substantially in accordance with the terms of such Offer Notice, such Transfer will have been in violation of this Section 3.4(e) and be null and void ab initio and the Transferring Party and the Subject Interest will again be subject to the provisions of this Section 3.4(e).

(iii)    Upon consummation of any Transfer made in accordance with this Section 3.4(e) (whether to a Partner or any other Person), such Transferee and its Partnership Interest will automatically become a party to and be bound by this Agreement and will thereafter have all of the rights of a Party and the obligations of a Partner hereunder; provided, however, that notwithstanding the foregoing, all Transfers pursuant to this Section 3.4(e) must also comply with and be governed by the other provisions of this Agreement, including any restrictions on Transfers therein and on any Transferee becoming a Substituted Partner, for such Transferee to have all of the rights of a Partner hereunder.

(iv)    If no consideration is to be paid in the Proposed Transaction for the Subject Interest, the Transferring Party will state as such in its Offer Notice and will state its good faith determination of the Fair Market Value of the Subject Interest, which will be the consideration for which the Subject Interest is offered to the Non-Transferring Partners.  If a Majority Interest disagrees with such determination, they will notify the Transferring Party of such disagreement within 20 Business Days of receiving the Offer Notice.  If such disagreement is not resolved within 20 Business Days after such notice to the Transferring Party, any Partner may cause such disagreement to be resolved by delivering notice (a “Value Disagreement Notice”) to the Transferring Party and the other Partners.  If more than one Partner delivers a Value Disagreement Notice, all such Notices shall be aggregated into one.  The Value Disagreement Notice must include the names of three Appraisers (each of which must be independent from the  Company, the Partners and their respective Affiliates) proposed by the delivering Partner.  If more than one Partner delivers a Value Disagreement Notice, such Partners must together identify three Appraisers.  The Transferring Party must, within ten Days after receipt of the Value Disagreement Notice, choose one of the Appraisers listed on the Value Disagreement Notice to determine the Fair Market Value of the Subject Interest that is in dispute (the “Appraised Value”).  Subject to the provisions of Section 3.4(e)(vii), the Partners delivering the Value Disagreement Notice(s) and the Transferring Party will share on an equal basis the costs of the designated Appraiser.  The Transferring Partner and each applicable Non-Transferring Partner will promptly provide such Appraiser with all information each deems necessary or appropriate to determine such Appraised Value, and such Appraiser shall determine such Appraised Value within 30 Days after receipt of all such information.  If a Value Disagreement Notice is delivered, the Option Period will be extended until the date five Business Days after the disagreement described in such Value Disagreement Notice is resolved.  The consideration to be paid by the applicable Non-Transferring Partners for the Subject Interest then will be a cash amount equal to the Appraised Value of the Subject Interest, as determined by the Appraiser.

(v)    If the Proposed Transaction (including, to the extent the Transferring Party is not prohibited from making such disclosure, the terms of any other transactions contingent on such transaction (or on which such transaction is contingent), provided, that the Transferring Party will not, and will not permit its Affiliates to, agree to keep confidential the terms of any such contingent transaction primarily to circumvent the requirement in this clause) contemplates the transfer of any asset, property, interest or right in addition to the Subject Interest to the proposed Transferee or its Affiliate, then the Transferring Party must include in its Offer Notice its good faith determination of the Fair Market Value of the Subject Interest, which will be the consideration for which the Subject Interest is offered to the Non-Transferring Partners.  If a Majority Interest disagrees with such determination, they will notify the Transferring Party of such disagreement within 20 Business Days of receiving the Offer Notice.  If such disagreement is not resolved within 20 Business Days after such notice to the Transferring Party, any Partner may cause such disagreement to be resolved by delivering a Value Disagreement Notice to the Transferring Party and the other Partners.  If more than one Partner delivers a Value Disagreement Notice, all such Notices shall be aggregated into one.  The Value Disagreement Notice must include the names of three Appraisers (each of which must be independent from the Company, the Partners and their respective Affiliates) proposed by the delivering Partner.  If more than one Partner delivers a Value Disagreement Notice, such Partners must together identify three Appraisers.  The Transferring Party must, within ten Days after receipt of the Value Disagreement Notice, choose one of the Appraisers listed on the Value Disagreement Notice to determine the Appraised Value.  Subject to the provisions of Section 3.4(e)(vii), the Partners delivering the Value Disagreement Notice(s) and the Transferring Party will share on an equal basis the costs of the designated Appraiser.  The Transferring Party and each applicable

Non-Transferring Partner will promptly provide such Appraiser with all information necessary or appropriate to determine the Appraised Value, and such Appraiser shall determine the Appraised Value within 30 Days after receipt of all such information.  If a Value Disagreement Notice is delivered, the Option Period will be extended until the date five Business Days after the disagreement described in such Value Disagreement Notice is resolved.  The consideration to be paid by the applicable Non-Transferring Partners for the Subject Interest then will be a cash amount equal to the Appraised Value of the Subject Interest, as determined by the Appraiser.

(vi)    If any portion of the consideration set forth in the Offer Notice is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value) (“Non-Cash Consideration”), the Transferring Party will state in its Offer Notice its good faith determination of the Fair Market Value of the Subject Interest, which will be the consideration for which the Subject Interest is offered to the Non-Transferring Partners.  If a Majority Interest disagrees with such determination, they will notify the Transferring Party of such disagreement within 20 Business Days of receiving the Offer Notice.  If such disagreement is not resolved within 20 Business Days after such notice to the Transferring Party, any Partner may cause such disagreement to be resolved by delivering a Value Disagreement Notice to the Transferring Party and the other Partners.  If more than one Partner delivers a Value Disagreement Notice, all such Notices must be aggregated into one.  The Value Disagreement Notice must include the names of three Appraisers (each of which must be independent from the Company, the Partners and their respective Affiliates) proposed by the delivering Partner.  If more than one Partner delivers a Value Disagreement Notice, such Partners must together identify three Appraisers.  The Transferring Party must, within ten Days after receipt of the Value Disagreement Notice, choose one of the Appraisers listed on the Value Disagreement Notice to determine the Appraised Value.  Subject to the provisions of Section 3.4(e)(vii), the Partners delivering the Value Disagreement Notice(s) and the Transferring Party will share on an equal basis the costs of the designated Appraiser.  The Transferring Party and each applicable Non-Transferring Partner will promptly provide such Appraiser with all information that each deems necessary or appropriate to determine the Appraised Value, and such Appraiser shall determine the Appraised Value within 30 Days after receipt of all such information.  If a Value Disagreement Notice is delivered, the Option Period will be extended until the date five Business Days after the disagreement described in such Value Disagreement Notice is resolved.  The consideration to be paid by the applicable Non-Transferring Partners for the Subject Interest then will be a cash amount equal to the Appraised Value of the Subject Interest, as determined by the Appraisers.

(vii)    Any Transferring Party may withdraw its offer altogether (including to the original offeror) if the Appraised Value is less than 90% of the Fair Market Value stated in the Offer Notice, provided that in such case the Transferring Party will be solely responsible for the costs of the designated

Appraiser.  Absent fraud or manifest error, the Appraised Value determination will be final and binding and not subject to further appeal.

(f)    Right of Purchase Upon Change of Control.

(i)    Right of Purchase.

(A)    Subject to Sections 3.4(f)(i)(D), if a Change of Control occurs with respect to any Party (the “Affected Partner”), then all other Partners as a group (the “Non-Affected Partners”) will have the right to purchase all of such Party’s interest in the Company (the “Affected Interest”) for the Fair Market Value of such interest either as stated in the Change of Control Notice or as determined, if applicable, in accordance with Section 3.4(f)(i)(C).

(B)    If a Change of Control occurs with respect to any Party, such Affected Partner must, as soon as reasonably possible after the Change of Control, deliver to each Non-Affected Partner a written notice (the “Change of Control Notice”) containing the following information:  (1) the name of the Person ultimately Controlling such Party following the Change of Control as a result of the transaction and the relationship between such Person and the Affected Partner; (2) a description of the transaction constituting a Change of Control of such Partner, including such Partner’s good faith determination of (x) the total value of the transaction as a whole (to the extent that disclosure thereof is not prohibited by Law or by a confidentiality agreement, a waiver of which cannot reasonably be obtained) and (y) the Fair Market Value of the Affected Interest on the closing date of such transaction; and (3) the closing date of such transaction.

(C)    If a Majority Interest disagrees with the Affected Partner’s determination of any value calculated in the Change of Control Notice, they will notify the Affected Partner of such disagreement within ten Business Days of the Change of Control Notice Date.  If such disagreement is not resolved within ten Business Days after such notice to the Affected Partner, any Partner may cause such disagreement to be resolved by delivering a Value Disagreement Notice to the Affected Party and the other Partners.  The Value Disagreement Notice must include the names of three Appraisers (each of which must be independent from the delivering Partner and its Affiliates) proposed by the delivering Partner.  The Affected Party must, within ten days after receipt of the Value Disagreement Notice, choose one of the Appraisers listed on the Value Disagreement Notice to determine the Appraised Value.  The Non-Affected Partners and the Affected Partner will share on an equal basis the costs of the designated appraiser.  The Affected Partner and each Non-Affected Partner will promptly provide such Appraiser with all information that each deems necessary or appropriate to determine such

Appraised Value, and such Appraiser shall determine the Appraised Value within 30 Days after receipt of all such information.  If a Value Disagreement Notice is delivered, the Change of Control Option Period will be extended until the date five Business Days after the disagreement described on such Value Disagreement Notice is resolved.  The consideration to be paid by the applicable Non-Affected Partners for the Affected Interest then will be a cash amount equal to the Appraised Value of the Affected Interest, as determined by the resolution of the Appraiser.

(D)    The Non-Affected Partners will have 60 days (as extended pursuant to Section 3.4(f)(i)(C), the “Change of Control Option Period”) after the Change of Control Notice Date within which to elect to acquire all of the Affected Interest pursuant to this Section 3.4(f)(i).  If one or more Non-Affected Partners elects to acquire the Affected Interest by delivering notice within the Change of Control Option Period, then such Non-Affected Partner or Partners and the Affected Partner will use good faith, commercially reasonable efforts to close such Transfer no later than 60 days after the expiration of the Change of Control Option Period.  Subject to Section 3.4(g), if the Non-Affected Partner(s) and the Affected Partner use good faith, commercially reasonable efforts to promptly close such Transfer, but do not close such Transfer within 90 days after the expiration of the Change of Control Option Period, the Non-Affected Partners’ rights to acquire the Affected Interest will terminate as of such 90th day.

(ii)    If a Non-Affected Partner does not elect to acquire its proportionate share of the Affected Interest, each of the remaining Non-Affected Partners will, subject to the terms and conditions contained in Section 3.4(f)(i), have the right to acquire a proportionate portion of the remaining Affected Interest based on the relation of its Partnership Interest to the Partnership Interests of all Non-Affected Partners desiring to acquire a portion of such share of the Affected Interest.  The right herein created in favor of the Non-Affected Partners as a group is an option to acquire all, or none, of the Affected Interest.  If the Non-Affected Partners as a group decline to acquire all of the Affected Interest in accordance with this Section 3.4(f) or if the offer to sell contained in Section 3.4(f)(i) has expired, the right to acquire provided by this Section 3.4(f) will terminate.

(g)    Governmental Consents.  If any governmental consent or approval is required with respect to any Transfer, the Transferee will have a reasonable amount of time (not to exceed one year from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval.  All Partners will use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Partner will be required to incur any out-of-pocket costs in connection with such cooperation and assistance.  After the expiration of such waiting period, such Transferee will forfeit its rights to acquire the Partnership Interest subject to such proposed Transfer with respect to such specific transaction; provided, however, that such forfeiture will not limit or otherwise affect the forfeiting Transferee’s rights with respect to any subsequent proposed Transfer.

(h)    Documentation; Validity of Transfer.  The Company may not recognize for any purpose any purported Transfer of all or any part of a Partnership Interest unless and until the applicable provisions of Section 3.4 have been satisfied and the Company has received, on behalf of the Company (with copies to each of the Non-Transferring Partners), a document substantially in the form attached hereto as Exhibit B executed by both the Transferor (or if the Transfer is on account of the death, incapacity, or liquidation of the Partner, its legal or authorized representative) and the Transferee.  Each Transfer and, if applicable, admission of a Substituted Partner complying with the provisions of Section 3.4 is effective against the Company as of the first Business Day of the calendar month immediately succeeding the month in which (i) the Company receives the documents required by this Section 3.4(h) reflecting such Transfer and (ii) all other requirements of Section 3.4 have been met.

(i)    Closing of a Transfer.  At the closing of the Transfer of a Partnership Interest pursuant to this Agreement, (i) the Transferee will deliver to the Transferor the full consideration agreed upon (except as otherwise identified in the Offer Notice or as agreed to between the Transferor and the Transferee) and (ii) the Transferor will Transfer its Partnership Interest to the Transferee free and clear of any and all liens, claims, security interests and other encumbrances, other than those created by this Agreement or any loan documents evidencing indebtedness of the Company for borrowed money.  Any Partnership Interest transfer or similar taxes involved in such sale will be the sole responsibility of the Transferor, and the Transferor will provide the Transferee with such evidence of the Transferor’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.

(j)    Pledge; Foreclosure Transfers.  The Parties expressly acknowledge and agree that each Party will grant a Security Interest in its Partnership Interests pursuant to Section 16.18.  Foreclosure Transfers with respect to either such Security Interest are permitted hereunder without the consent of the Partners, and any such proper Foreclosure Transfer shall entitle a Partner that forecloses on the underlying Security Interest to become a Substituted Partner.

(k)    Security Interest Transfers.  Notwithstanding anything to the contrary contained herein, any Party has the right to grant a Security Interest, in connection with any bona fide financing transaction, in any right or obligation such Party may have arising out of or related to this Agreement, the Company, or such Party’s Partnership Interest, or any interest herein or therein, and make a Transfer in connection with any such Security Interest; provided, however, that (i) no such Security Interest may be created in violation of Sections 3.4(a)(i) or 3.4(b)(i), (ii) the Company must be notified of any such Security Interest promptly after the creation thereof, and (iii) except as set forth to the contrary in Section 3.4(j), any Foreclosure Transfer with respect to a Security Interest in a Partnership Interest shall entitle a non-Partner that forecloses on the underlying Security Interest only to become a Transferee and not a Substituted Partner.  If such foreclosing Person is already a Partner, such Partner’s status as a Partner will remain unchanged but its Partnership Interest will be increased by the Partnership Interest acquired through the Foreclosure Transfer.

3.5    Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final regulation by the Treasury Department (“Treasury Regulation”), (c) any ruling by the Service, or (d) any judicial decision that in any such case, in the opinion of tax counsel to the Company, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement will be deemed to impose such restrictions on the Transfer of a Partnership Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Partners hereby agree thereafter to amend this Agreement as necessary or appropriate to impose such restrictions.

3.6    Additional Partnership Interests. Additional Partnership Interests may be created and issued to non-Partners and to existing Partners; provided that, any non-Partner receiving a Partnership Interest in such issuance shall be admitted to the Company as a Partner, only upon the vote of a Unanimous Non-Defaulting Interest and subject to the terms and conditions of this Agreement.  Such admission must comply with any additional terms and conditions that a Unanimous Non-Defaulting Interest may in their sole discretion determine at the time of admission.  A document, in a form acceptable to a Unanimous Non-Defaulting Interest, will specify the terms of admission or issuance and will include, among other things, the Partnership Interest applicable thereto.  Any such admission of a new Partner also must comply with the provisions of Section 3.4(a)(iii).  The provisions of this Section 3.6 will not apply to Transfers of Partnership Interests.

3.7    Information.

(a)    Except as specifically set forth to the contrary in Section 3.7(b), no Person other than a Partner is entitled to any information with respect to the Company unless otherwise approved by a Majority Interest.

(b)    The Parties acknowledge that, from time to time, they may receive information from or regarding the Company, its Subsidiaries, its customers or any other Partner or their Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company, its Subsidiaries, the Partner or their Affiliates, as applicable, or Persons with which they do business (“Confidential Information”).  Each Party will, and will cause its Affiliates who are not Partners to, (A) hold in strict confidence any such Confidential Information it receives and (B) not disclose such Confidential Information to any Person other than another Partner, except for disclosures: (i) to comply with applicable Laws or, rules or regulations of any applicable securities exchange or market; (ii) under compulsion of judicial process, including to Arbitrators in any Proceeding involving the Partners; (iii) in connection with any proposed Transfer of all or part of a Partnership Interest in the Company of such Party or the proposed sale of all or substantially all of such Party or its direct or indirect parent, to Affiliates, advisers or representatives of the Partner or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such Confidential Information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 3.7(b); (iv) of Confidential Information that such Party also has received from a source independent of the Company or its Subsidiaries and that such Party reasonably believes such source obtained such information without breach of any obligation of confidentiality; (v) of Confidential Information obtained prior to the formation of the Company, provided that this sub-clause (v) will not relieve any Partner or any of its Affiliates from any obligations it may have to any other Partner or any of its Affiliates under any existing confidentiality agreement; (vi) to members, partners, officers, employees, Affiliates, lenders, accountants and other representatives of such Partner with a need to know such Confidential Information, provided that such Partner will be responsible for such representatives’ use and disclosure of any such Confidential Information; or (vii) of public information.  The confidentiality obligations set forth in this Section 3.7(b) will terminate with respect to any Confidential Information five years after disclosure of such information to the Company or the Partners (or possibly longer if covered by separate confidentiality obligations).  No Partner may (directly or indirectly) permit the use of Confidential Information in a manner adverse to the interests of the Company or the Partner disclosing such Information, except as permitted by this Section 3.7(b).  No rights in Confidential Information are transferred or will be deemed to be transferred upon any disclosure hereunder.  The Parties acknowledge that a breach of the provisions of this Section 3.7(b) may cause irreparable injury to the Company or its Subsidiaries or another Partner for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, the Parties agree that the provisions of this Section 3.7(b) may be enforced by injunctive action or specific performance.

(c)    The Parties acknowledge that, from time to time, the Company and its Subsidiaries may need information from any or all of such Parties for various reasons, including compliance with Laws.  Each Party will provide to the Company and its Subsidiaries all information reasonably requested by the Company and its Subsidiaries within a reasonable amount of time from the date such Party receives such request; provided, however, that no Party will be obligated to provide such information to the Company and its Subsidiaries to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or applicable Law or (ii) involves secret, confidential or proprietary information.

3.8    Liability to Third Parties. Except as required by the Act or as otherwise expressly agreed to in writing, no Partner will be liable to any Person (including any third party or to any other Partner) (a) as the result of any act or omission of another Partner or (b) for losses, liabilities or obligations of the Company or any of its Subsidiaries.  The Company will use its best efforts to cause all contracts, leases, subleases, notes, deeds of trust and other agreements to which it is a party to contain an appropriate provision limiting the claims of all parties thereto to the assets of the Company and expressly waiving any rights of such parties to proceed against the Partners, jointly or severally.

3.9    Dissociation. Notwithstanding the fact that a Party may dissociate (which must be accomplished by delivery of written notice to the Company) by express will at any time pursuant to Sections 15-103(b)(4) and 15-602(a) of the Act, any dissociation by any Party without the express prior written consent of all other Parties will be wrongful and a breach of this Agreement (as set forth in Section 15-602(b) of the Act).  If any Party wrongfully dissociates or attempts to dissociate:

(a)    such Party will be liable to the Company for its allocable share of all Initial Facilities Capital Contributions required prior to and following such dissociation, resignation or withdrawal, regardless of whether the relevant Capital Call Notice has been delivered prior to or after such  dissociation, resignation or withdrawal;

(b)    such Party will be liable to the Company and the other Partners for all Losses caused by such dissociation, resignation or withdrawal, including any incidental, indirect, special, exemplary, punitive, or consequential damages of any kind or nature;

(c)    such Party will be a non-Partner Party, except that (i) such Party will not be entitled to receive distributions of any kind or character from the Company, (ii) such Party will not be allocated any income or loss by the Company and (iii) such Party’s former Partnership Interest will be considered cancelled for all purposes until the end of the term of the Company; and

(d)    such Party waives its right to statutory buyout of its Partnership Interest (to which it might otherwise have been entitled under Section 15-701 of the Act), provided that if (and only if) such Party is held in a final, nonappealable judgment to be entitled to buyout of its Partnership Interest, such buyout will be for 2/3 of the Fair Market Value (determined in the Company’s reasonable judgment, taking into account all factors reasonably deemed relevant by the Company) of such Partnership Interest (with such 1/3 discount, as is agreed by the Parties hereto, reflecting the damage done to the Company by such wrongful dissociation) and will be payable solely by an unsecured promissory note issued by the Company (i) with a term of 10 years, non-compounding interest payable annually at a rate of interest reasonably determined by the Company and the entire principal amount thereof payable upon maturity, (ii) with no covenants of the Company other than the obligation to pay interest annually and principal upon maturity and (iii) with a provision stating that such promissory note is solely an obligation of the Company and expressly non-recourse to the Partners.

Notwithstanding anything to the contrary herein, the dissociation (wrongful or otherwise) of any Party will not cause the dissolution or winding up of the Company.  For the avoidance of doubt, a Transfer of a Partnership Interest in accordance with Section 3.4 will be deemed not to constitute a dissociation, resignation or withdrawal by a Party.

3.10    Lack of Partner Authority. No Partner has the authority to act on behalf of any other Partner.  No Partner has the authority or power to act as agent for or on behalf of the Company, do any act that would be binding on the Company or any of its Subsidiaries, or incur any expenditure on behalf of the Company or any of its Subsidiaries, unless expressly authorized to do so in writing by the Company.

3.11    Not a Security. The Partnership Interests are deemed not to be a “security” under the Uniform Commercial Code of Texas, Delaware or any other relevant jurisdiction.

3.12    Party in Default. Except to the extent required by applicable Laws, a Party in Default does not have any voting rights or rights to distributions of a Partner in the Company or under this Agreement (and shall not be an Eligible Partner) during the existence and continuation of such Default, but a Party in Default remains primarily obligated for, and subject to, its obligations under this Agreement.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1    Initial Facilities Capital Contributions. Each Party has made or will make (as applicable) the Capital Contributions described in this Section 4.1 (the “Initial Facilities Capital Contributions”).

(a)    As of the execution of this Agreement, each Partner has contributed to the Company the amounts set forth below:

•	For the account of Oiltanking, one United States Dollar ($1.00);
•	For the account of TEPPCO, one United States Dollar ($1.00); and
•	For the account of Enterprise, one United States Dollar ($1.00).

(b)    Solely to the extent that the Company does not have cash immediately available to satisfy same, the Partners will contribute cash in amounts equal to their allocable share (determined by relative Partnership Interests) of 100% of all amounts for costs and expenses incurred on behalf of the Company related to the feasibility study for TOPS, the formation of the Company and all amounts to be incurred by the Company to design, construct, install and place in service the Initial Facilities as necessary to timely and satisfactorily fulfill all of the Company’s obligations under the Throughput Agreements, which contributions will be made as necessary or appropriate subject to Section 4.1(d) (in the Construction Manager’s reasonable determination) to allow the Company to timely pay such amounts as they become due. An estimate of the contributions necessary or appropriate under this Section 4.1(b) is set forth on Schedule 3.

(c)    If the Construction Manager determines from time to time in its reasonable discretion that any Capital Contribution described in Section 4.1(b) may be necessary or appropriate to timely complete the Initial Facilities, then the Construction Manager will send written notice (a “Capital Call Notice”) to the Partners specifying (i) the aggregate amount of such Capital Contribution reasonably and in good faith deemed necessary or appropriate by the Construction Manager and each Partner’s allocable share thereof, (ii) the actual expenditures incurred through the date of such notice, broken out by project or obligation and amounts set forth in the applicable Budget for the project or obligation for which the Capital Contribution is being requested, and (iii) the date by which such Capital Contributions must be made to the Company by the Partners (which date will not be less than ten Business Days from the date on which the Capital Call Notice is sent).  Subject to Section 4.1(d), each Partner must promptly thereafter contribute cash to the Company in an amount equal to such Partner’s allocable share of the amount of such Capital Contribution on or before the date specified in such Capital Call Notice.

(d)    If a Capital Call Notice is delivered requesting Capital Contributions (i) for line item amounts exceeding those set forth in the applicable Budget by 10% or $2,500,000 or (ii) not provided for in a Budget and in excess of $2,500,000 (either of (i) or (ii), an “Unbudgeted Capital Call”), the Construction Manager must set forth in its Capital Call Notice a detailed explanation for the variance from the Budget.  If any Partner reasonably and in good faith believes that the excess amounts so requested are (A) due to the gross negligence or willful misconduct (which expressly includes any intentional breach of a material provision contained in the Construction Agreement) of the Construction Manager or (B) not reasonably necessary or appropriate for completion of the Initial Facilities, such Partner may dispute the excess Capital Contribution so requested with written notice, stating the reason(s) for such belief (a “Capital Call Dispute Notice”), to the Construction Manager and the other Partners within 10 Business Days of receipt of the relevant Capital Call Notice (“Capital Call Dispute Period”).  If a Partner does timely deliver a Capital Call Dispute Notice, such dispute (the “Capital Call Dispute”) shall be determined in accordance with Section 4.1(f).

(e)    Notwithstanding the fact that a Partner has timely delivered a Capital Call Dispute Notice, such Partner will contribute to the Company the entire amount requested in such Capital Call Notice in accordance with the Capital Call Notice instruction.

(f)    Resolution of Capital Call Disputes.

(i)    Disputes as to Whether an Amount is Necessary.  If a Capital Call Dispute Notice has been timely delivered and such Capital Call Dispute Notice alleges that an Unbudgeted Capital Call is not reasonably necessary or appropriate for completion of the Initial Facilities, then the Partners will refer such dispute to the Determining Engineer to resolve.  The sole matter to be determined by the Determining Engineer in any such dispute is whether the Unbudgeted Capital Call is, or is not, reasonably necessary or appropriate for completion of the Initial Facilities.  The Partners will use (and, if the Construction Manager is under the Control of a Partner, such Partner will cause the Construction Manager to use) commercially reasonable efforts to cooperate with the Determining Engineer so that the Determining Engineer may reach its decision as quickly as possible.  In connection with the resolution of any such Capital Call Dispute, the Company will agree to indemnify the Determining Engineer to the extent reasonably requested by the Determining Engineer.  All costs incurred by any Partner in connection with any such Capital Call Dispute will be for the account of such Partner.  All amounts paid to the Determining Engineer in connection with any such Capital Call Dispute shall be paid by the Company.  The determination of any such Capital Call Dispute by the Determining Engineer will be final and each Partner hereby waives its ability to appeal such determination, whether through resort to the courts or otherwise.  If the resolution of the Capital Call Dispute provides that all or any portion of the Unbudgeted Capital Call was not reasonably necessary or appropriate for completion of the Initial Facilities, the Partners shall instruct the Construction Manager to revise the Capital Call Notice accordingly, and to the extent that such distribution would not breach any of the Company’s material third party agreements (including loan agreements), the Company shall return such excess amounts contributed to the applicable contributing Partners.

(ii)    Disputes as to Whether an Amount was Caused by the Construction Manager.  If a Capital Call Dispute Notice has been timely delivered and such Capital Call Dispute Notice alleges that an Unbudgeted Capital Call is due to the gross negligence or willful misconduct (which expressly includes any intentional breach of a material provision contained in the Construction Agreement) of the Construction Manager, then such dispute will be resolved according to Section 16.5.   If the resolution of the Capital Call Dispute provides that all or any portion of the Unbudgeted Capital Call was due to the gross negligence or willful misconduct of the Construction Manager, then the Company shall promptly take action to recover such funds from the Construction Manager, together with interest from the date of payment thereof as set forth in the Construction Agreement.  To the extent that such distribution would not breach any of the Company’s material third party agreements (including loan agreements), the Company shall distribute all such recovered funds to the Partners that contributed funds with respect to the relevant Unbudgeted Capital Call.

(g)    Each Capital Contribution made will be credited to the contributing Party’s Capital Account (other than any amounts returned pursuant to Section 4.1(f)).

4.2    Subsequent Contributions. No Party will be required to make any Capital Contributions other than the Initial Facilities Capital Contributions and any other Capital Contribution to which such Party has agreed in writing (including by approval of written resolutions).  Except to the extent set forth in Article XV, no Party may make any Capital Contribution other than the Initial Facilities Capital Contributions unless such Capital Contribution has been approved by a Unanimous Non-Defaulting Interest.

4.3    Failure to Contribute.

(a)    If a Party does not contribute by the required time all or any portion of a Capital Contribution such Party (the “Delinquent Party”) is required to make under Section 4.1 or to which such Party agreed, any one or more Non-Delinquent Partner may advance the entire amount of the Delinquent Party’s Capital Contribution that has not been contributed, with each Non-Delinquent Partner electing to participate in such advance making its share of such advance in proportion to its Partnership Interest (without taking into account the Partnership Interest of the Delinquent Party) or in such other percentages as the participating Partners may agree.  Each Non-Delinquent Partner who makes such an advance on behalf of a Delinquent Party will have the right to designate the extent to which such advance will (x) constitute a loan to the Delinquent Party and/or (y) result in an immediate adjustment of the Partnership Interests of the Delinquent Party and the Non-Delinquent Partner making such election; provided, however, that if the advancing Non-Delinquent Partner does not notify the Company of its election to have all, or any portion of, such advance treated as a loan to the Delinquent Party, in writing, at the time the advance is made, then such advance will automatically result in an immediate adjustment of the Partnership Interests.

(i)    To the extent one or more Non-Delinquent Partners does not elect to have an advance made pursuant to Section 4.3(a) treated as a loan to the Delinquent Party, or affirmatively elects to have such advance result in an adjustment of the Partnership Interests, the Company will automatically adjust the Partnership Interest for each Partner to equal the percentage obtained by dividing (A) the Capital Contributions made by such Partner (including any Capital Contribution made by such Partner under this Section 4.3 multiplied by two and twenty-five hundredths (2.25); provided that the Delinquent Party shall forfeit from its Capital Contributions an amount equal to the amount of the Delinquent Party’s Capital Contribution that has not been contributed and that has not been designated as a loan multiplied by one and twenty-five hundredths (1.25)) by (B) the aggregate Capital Contributions made by all Partners (including all Capital Contributions made under this Section).  Upon the adjustment of the Partnership Interests in the manner set forth in the preceding sentence, Exhibit A will be deemed to be amended to reflect such adjusted Partnership Interests.  Notwithstanding the foregoing, the Delinquent Party will have the right to re-acquire the interest in question from the advancing Non-Delinquent Partner within 30 Days following the date on which such Partnership Interest adjustment is made by paying the entire amount advanced by such Non-Delinquent Partner in return for such adjustment, plus interest thereon at a rate equal to the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable Law, or (B) 12% per annum.

(ii)    To the extent one or more Non-Delinquent Partners (the “Lending Partner,” whether one or more) elects to have an advance made pursuant to Section 4.3(a) constitute a loan to the Delinquent Party, such advance will have the following results (except to the extent otherwise agreed by the Lending Partner and the Delinquent Party, in each such Person’s sole discretion):

(A)    the sum advanced will constitute a loan from the Lending Partner to the Delinquent Party and a Capital Contribution of that sum to the Company by the Delinquent Party pursuant to the applicable provisions of this Agreement;

(B)    the principal balance of the loan and all accrued unpaid interest thereon (collectively, the “Obligation”) will be due and payable in whole no later than the tenth Business Day after the Day written demand requesting payment of the Obligation is made by the Lending Partner to the Delinquent Party; provided, however, that the Delinquent Party may prepay the Obligation in whole or in part at any time prior to the date due;

(C)    the amount lent will bear interest at the Default Interest Rate from the date on which the advance is deemed made until the date on which the loan, together with all interest accrued thereon and all costs and expenses associated therewith (“Costs”), is repaid to the Lending Partner;

(D)    all distributions from the Company that otherwise would be made to the Delinquent Party (whether before or after dissolution of the Company) instead will be paid to the Lending Partner until the Obligation and any Costs have been paid in full to the Lending Partner (with payments being applied first to accrued and unpaid interest, second to Costs, and finally to principal);

(E)    the Lending Partner will have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at Law or in equity, to take any action (including court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of any applicable State) that the Lending Partner may deem appropriate to obtain payment from the Delinquent Party of the Obligation and all Costs; and

(F)    initially, a loan by any Partner to another Partner as contemplated by this Section 4.3(a)(ii) will not be considered a Capital Contribution by the Lending Partner and will not increase the Capital Account balance of the Lending Partner.  Notwithstanding the foregoing, if the principal and interest of any such loan have not been repaid within one year from the date of the loan, the Lending Partner, at any time thereafter by giving written notice to the Company, may elect to have the unpaid principal and interest balance of such loan transferred to and increase such Lending Partner’s Capital Account with a corresponding decrease in the Capital Account of the Partner on whose behalf such loan was made.  Upon such transfer, the loan will be treated as a Capital Contribution and the Partnership Interest for each Partner will be automatically adjusted to equal the percentage obtained by dividing (A) the Capital Account of such Partner (including any Capital Contributions made on behalf of another Partner multiplied by two; provided that the Delinquent Party shall forfeit from its Capital Contributions an amount equal to the amount of the Delinquent Party’s Capital Contribution that has not been contributed and has not been designated as a loan) by (B) the aggregate Capital Accounts of all Partners (including all Capital Contributions made on behalf of other Partners). Upon the adjustment of the Partnership Interests in the manner set forth in the preceding sentence, Exhibit A will be deemed to be amended to reflect such adjusted Partnership Interests.

(b)    Notwithstanding the rights of Non-Delinquent Partners described in Section 4.3(a), the Company, by a vote of a Majority Interest (where the Party in Default is not an Eligible Partner), will have the right to exercise the following remedies with respect to a Party in Default:

(i)    the Company may at any time take such action (including court proceedings) as the Company may deem appropriate to obtain payment by the Delinquent Party of the portion of the Delinquent Party’s Capital Contribution that is in Default, along with all Costs and expenses associated with the collection of such Delinquent Party’s Capital Contribution; and

(ii)    the Company may at any time exercise any other rights and remedies available at law or in equity.

(c)    For purposes of Section 4.3(b) above the rights of the Lending Partner shall be pari passu as among the Company and the Eligible Partners.

4.4    Return of Contributions. No Partner is entitled (a) to the return of any part of any Capital Contributions (other than any preferential or disproportionate distributions to the extent such distributions are expressly required to be returned by this Agreement) or (b) to be paid interest in respect of either its Capital Account or its Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Company or its Subsidiaries or of any other Partner.  A Partner is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Partners’ Capital Contributions.

4.5    Capital Accounts. A separate capital account (“Capital Account”) will be established and maintained for each Party in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and the following terms and conditions:

(a)    Increases and Decreases.  Each Party’s Capital Account will be (i) increased by (A) the amount of cash or cash equivalents contributed by that Party to the Company as capital, (B) the Net Agreed Value of property contributed by that Party to the Company as capital, (C) the amount of any loans transferred by such Partner to its Capital Account pursuant to Section 4.3(a)(ii)(F) (contributions contemplated by subparagraphs (A), (B) and (C) will be referred to as “Capital Contributions”), and (D) allocations to that Party of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation section 1.704-1(b)(4)(i); and (ii) will be decreased by (A) the amount of cash or cash equivalents distributed to that Party by the Company, (B) the Net Agreed Value of property distributed to that Party by the Company, and (C) allocations of Company losses and deductions (or items thereof), including losses and deductions described in Treasury Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Treasury Regulation section 1.704-1(b)(4)(i) or (iii));

(b)    Method for Determining Income, Gain Or Loss and Deductions.  For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Parties’ Capital Accounts, the determination, recognition and classification of any such item will be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i)    All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, will, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and will be allocated among the Partners pursuant to Sections 5.1 and 5.2.

(ii)    Except as otherwise provided in Treasury Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction will be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii)    Any income, gain or loss attributable to the taxable disposition of any Company property will be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv)    In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property will be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property on the date it was acquired by the Company.  Upon an adjustment pursuant to Section 4.5(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property will be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions will be determined using any reasonable method that the Company may adopt.

(v)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss will be added to such taxable income or loss.

(c)    Impact of Succession in Interests.  A Transferee will succeed to the Capital Account of the Transferor relating to the Partnership Interest so Transferred.

(d)    Adjustments to Capital Accounts.

(i)    Additional Partnership Interests.  Consistent with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or upon an adjustment of the Partner’s Capital Accounts pursuant to Section 4.3, the Capital Accounts of all Partners and the Carrying Value of each Company property immediately prior to such issuance or adjustment will be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Partners at such time pursuant to Section 5.1.

(ii)    Adjustments Prior to a Distribution.  In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of each Company property will be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its Fair Market Value (which will be determined by a Majority Interest), and had been allocated to the Partners at such time, pursuant to Section 5.1.

(e)    Non-Partner Parties.  Notwithstanding anything to the contrary herein, if the Company has not been notified in writing of the existence of any non-Partner Party (i) the Company will not have any liability for maintaining such Party’s Capital Account and (ii) such Party will be responsible for all costs, expenses and other damages suffered by the Company and the other Parties by reason of such lack of notice.

4.6    Partner Parent Guarantees

As an inducement to each other Partner to enter into this Agreement and as security for the payment of Initial Facilities Capital Contributions, each of the Partners have caused their respective Affiliate guarantors to issue a guarantee of such Partner’s obligation to contribute Capital Contributions, and as a further inducement Oiltanking has issued its comfort letter to Enterprise and TEPPCO, true and correct copies of which are attached as Exhibit C.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Parties among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.5(b)) will be allocated among the Parties for each taxable year (or portion thereof) as provided herein below.

(a)    Net Income.  All items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period, determined after any special allocations required by Sections 5.1(c) through 5.1(j) have first been made, will be allocated to each Party in proportion to its respective Partnership Interests.

(b)    Net Loss.  All items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period, determined after any special allocations required by Sections 5.1(c) through 5.1(j) have first been made, will be allocated to each Party in proportion to its respective Partnership Interests.

(c)    Nonrecourse Liabilities.  For purposes of Treasury Regulation section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain will be allocated among the Parties in accordance with their respective Partnership Interests.

(d)    Partnership Minimum Gain Chargeback.  Notwithstanding the other provisions of this Section 5.1, except as provided in Treasury Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Partnership Minimum Gain during such taxable period, each Party will be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions.  For purposes of this Section 5.1(d), each Party’s Adjusted Capital Account balance will be determined, and the allocation of income or gain required hereunder will be effected, prior to the application of any other allocations pursuant to this Section 5.1 with respect to such taxable period (other than an allocation pursuant to Section 5.1(h) or (i)).

(e)    Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt.  Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d), except as provided in Treasury Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during such taxable period, any Party with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such taxable period will be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 5.1, each Party’s Adjusted Capital Account balance will be determined and the allocation of income or gain required hereunder will be effected, prior to the application of any other allocations pursuant to this Section 5.1, other than Sections 5.1(d), (h) and (i), with respect to such taxable period.

(f)    Qualified Income Offset.  In the event any Party unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain will be specifically allocated to such Party in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital

Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(d) or 5.1(e).

(g)    Gross Income Allocations.  In the event any Party has a deficit balance in its Adjusted Capital Account at the end of such taxable period which is in excess of the sum of (i) the amount such Party is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Party is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Party will be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.1(g) will be made only if and to the extent that such Party would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made for such taxable period as if this Section 5.1(g) was not in the Agreement.

(h)    Nonrecourse Deductions.  Nonrecourse Deductions for any such taxable period will be allocated to the Parties in proportion to their respective Partnership Interests.  If a Majority Interest determines in the Eligible Partners’ good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Parties, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(i)    Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period will be allocated 100% to the Party that bears the Economic Risk of Loss for such Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i) (or any successor provision).  If more than one Party bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto will be allocated between or among such Parties ratably in proportion to their respective shares of such Economic Risk of Loss.

(j)    Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), the amount of such adjustment in the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Parties in the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

5.2    Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes will be allocated among the Parties in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions will be allocated for federal income tax purposes among the Parties as follows:

(i)    (A)    In the case of a Contributed Property, such items attributable thereto will be allocated among the Parties in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Treasury Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property will be allocated among the Parties in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii)    (A)    In the case of an Adjusted Property, such items will (1) first, be allocated among the Parties in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Treasury Regulations (i.e. the “remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.5(d)(i) or (ii) and (2) second, in the event such property was originally a Contributed Property, be allocated among the Parties in a manner consistent with Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property will be allocated among the Parties in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(c)    For the proper administration of the Company, the Company will (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; provided, that such depreciation, amortization and cost recovery methods will be the most accelerated methods allowed under federal tax laws; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code.  The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.

(d)    The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such with Treasury Regulation section 1.167(c)-1(a)(6), or any successor provisions.  If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Partners.

(e)    Any gain allocated to the Parties upon the sale or other taxable disposition of any Company asset will, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2 be characterized as Recapture Income in the same proportions and the same extent as such Parties (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)    All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Parties in accordance with the provisions hereof will be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, will be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

5.3    Requirement of Distributions. Subject to the provisions of Sections 5.6 and 12.2, the Company will distribute (within 30 Days following the end of each calendar month) its Available Cash to the Parties who were Record Holders as of the Record Date for such distribution, as provided in Section 5.4.

5.4    Sharing of Distributions. Except for preferential or disproportionate distributions to the extent expressly provided for in this Agreement (including those set forth in Sections 4.1(f)(ii) and 12.2), all distributions attributable to the Partnership Interests of the Company paid in cash, property, or equity ownership of the Company will be allocated and made to the Parties in proportion to their respective Partnership Interests.

5.5    Reserves. Before payment of any distributions, there may be set aside out of any Available Cash such sum or sums as a Unanimous Interest from time to time determines proper as a cash reserve or reserves to meet working capital, other obligations and contingencies, for repairing or maintaining any property of the Company, or for such other purpose as a Required Interest determines to be appropriate, except that no reserves shall be provided or be retained for any cost of the Company that will be capitalized; and a Required Interest may modify or abolish any such cash reserve in the manner in which it was created.

5.6    Distribution Restrictions. Unless consented to in writing by a Unanimous Interest, and subject to the provisions of Section 4.3, the Company will not distribute any of the Initial Facilities Capital Contributions until the completion of the construction and installation of the Initial Facilities, except to the extent that a Unanimous Interest agrees that the applicable portion of such Initial Facilities Capital Contributions is no longer needed to finance such construction and installation or the operations of the Company.

ARTICLE VI
MANAGEMENT OF THE PARTNERSHIP

6.1    Management by the Partners and Delegation of Authority. The business and affairs of the Company will be managed by or under the authority of the Partners in accordance with the Act, which Partners may act through their designated representatives.  Except for situations in which the approval of the Partners is required by this Agreement or by non-waivable provisions of applicable Laws, a Required Interest will have broad discretion to, and may, authorize any committee constituted pursuant to Section 6.2 or any officer or other agent (including the Operator and the Construction Manager) to act on behalf of the Company or to make any determination on behalf of the Company.  At a meeting of the Partners at which a quorum is present (in person or by proxy), the affirmative vote of a Majority Interest will be the act of the Partners or any committee unless a different Required Interest is required by a non-waivable provision of the Act or any express provision of this Agreement.  Where the Required Interest for a particular action, determination or other matter with respect to the Company, the Partners or any committee formed hereunder is not expressly specified herein, a Majority Interest shall be the Required Interest with respect to such action, determination or other matter.

6.2    Committees.

(a)    For organizational purposes, the Partners shall form a management committee of the Partners (the “Management Committee”) responsible for the planning, oversight and approval of the policies and strategies of the Company and any other actions not expressly delegated to another committee, body, officer or other representative of the Company (including Construction Manager or Operator) or otherwise retained or reserved for the Partners under this Agreement.  At any time after the date hereof, the Partners may form one or more other committees of the Partners to be responsible for planning, oversight, control and approval over such matters as delegated to such committee by the Partners.  Each Partner is entitled to representation on every committee established hereunder in proportion to its respective Partnership Interest and each Partner will appoint in writing one (or more) of its duly authorized agents to act for the Partner on each committee of the Partners.  One such agent(s) of each Partner will be given the authority by such Partner to vote on behalf of the Partner on any issue within the committee’s responsibility.  The collective representatives of each Partner on a committee will be entitled to one vote (or a fraction thereof) per percent (or fraction thereof) of Partnership Interest held by such Partner, as reflected in the transfer records of the Company.  Any person may serve as a representative for more than one Partner.

(b)    Each Partner is entitled to appoint the Chairman of the Management Committee in alternating years; provided such Partner holds at least a twenty percent (20%) Partnership Interest.  During the first one-year period of this Agreement, Oiltanking shall select the Chairman, during the second one-year period, TEPPCO shall select the Chairman, and during the third one-year period Enterprise shall select the Chairman.  For the purposes of this paragraph, each Partner and its Affiliates who are Partners shall be treated as a single Partner; provided, however, that Enterprise and TEPPCO shall not be treated as Affiliates for the purposed of this Section 6.2(b).

(c)    Each Partner will appoint at least one Vice President or a more senior officer of the Partner or its Affiliates and one alternate to serve on the Management Committee.  Each Partner will, absent extenuating circumstances, use commercially reasonable efforts to have such senior representative serve on the Management Committee for at least two consecutive years.

6.3    Authority of Partners and Committees.

(a)    With respect to conflicts or disagreements between and among any committees, the Management Committee will have ultimate decision-making authority.  The Partners and the committees will act through the Company’s officers, employees, representatives, agents and designees to whom authority has been expressly delegated.  No Partner will have individual authority to bind the Company unless such is expressly delegated in writing, conferred upon it pursuant to this Agreement or by action of the Company or a duly authorized committee, body, officer or other representative.  All actions required by this Agreement to be taken or approved by the Partners will be pursuant to resolutions approved or consented to by the Partners in accordance with Article VII (including the majority and unanimous approval requirements set forth in Sections 6.1 and 7.2).

(b)    Unless otherwise expressly delegated in writing or provided by this Agreement and subject to Section 7.2, the Partners hereby delegate to the Management Committee as a group the authority, with respect to the Company, to authorize and approve the following, or, with respect to matters to be authorized or approved by Subsidiaries of the Company, to determine how the Company will vote as a member of such Subsidiary, with respect to the following:

(i)    authorizing any Throughput Agreement;

(ii)    (A)    entering into any credit agreement, indenture or similar agreement, (B) entering into any employment agreement, consulting agreement or other services agreement with Affiliates or employees of Affiliates of any of the Partners or (C) borrowing money or making draws under any such previously approved credit agreement, indenture or similar agreement for the purpose of funding authorized transactions;

(iii)       approving all Budgets, including any annual operating and capital expenditures budgets;

(iv)       authorizing a transaction (or series of related transactions) involving a lease or similar arrangement;

(v)    utilizing for other than Company purposes any material asset (or assets) of the Company;

(vi)       acquiring or disposing of any asset (or assets) of the Company or its Subsidiaries;

(vii)      authorizing a transaction (or series of related transactions) which involves acquiring, constructing or otherwise obtaining any pipeline, lateral or extension, including any Lateral, or any pumping, expansion or other facilities;

(viii)      authorizing material transactions the nature of which are not in the ordinary course of business of the Company;

(ix)         issuing additional equity interests in any Subsidiary of the Company;

(x)      instituting or settling litigation, arbitration, or similar proceedings against any Partner;

(xi)     entering into any contract, agreement or other undertaking that obligates or commits the Company or any of its Subsidiaries to incur expenditures;

(xii)    authorizing any Interested Partner Transaction;

(xiii)       permitting a Partner to dissociate;

(xiv)      waiver, amendment, termination (other than by expiration of the term thereof) or other modification of the Construction Agreement (or any successor agreement) or the Operating Agreement (or any successor agreement);  provided, however, that for purposes of this Section 6.3(b)(xiv), if any Partner or its Affiliate would be replaced as an operator or construction manager as a result of such termination, such Partner will not be entitled to vote on such termination; further provided, that the vote or consent of such Partners not terminated (to the extent such Partners are eligible to vote on or consent to such matter) will be sufficient to take such actions under this Section even if the Partnership Interests held by such Partners is less than a Majority Interest;

(xv)       permitting dissolution and liquidation; and

(xvi)      permitting the merger, consolidation, participation in a share exchange or other statutory reorganization of the Company with, or sale of all or substantially all of the assets of the Company or any of its Subsidiaries to, any Person.

An act of the Management Committee will occur only by the affirmative vote or written consent of the applicable Required Interest specified in this Agreement, including the  Majority Interest approval requirements set forth in Section 6.1 and other Partnership Interest approval requirements otherwise set forth in this Agreement, and to the same extent as such Required Interests apply to the Partners.

(c)    Management Committee approval of or agreement to any matter specified in Section 6.3(b)(i)  (including as to whether the Company should accept any particular quality of Oil in a proposed Throughput Agreement) shall be granted or withheld based only upon such Partner’s good faith belief that such approval or agreement, or the withholding of such approval or agreement, is in the best interest of the Company.  Approval of or agreement to any other matter required under this Agreement may be withheld by any Partner for any reason whatsoever, in each Partner’s sole and absolute discretion.

6.4    Officers.

(a)    The Management Committee may designate one or more Persons to fill one or more officer positions of the Company to perform such duties as specified by the Management Committee.  Such officers may include President, Vice President, Treasurer, Assistant Treasurer, Secretary and Assistant Secretary.  No officer need be a resident of the State of Delaware.  The Management Committee may assign titles to particular officers.  Each officer will hold office until his successor will be duly designated and will qualify to hold such office for a two-year term, or, if earlier, until his death or until he will resign or will have been removed in the manner hereinafter provided.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers and agents of the Company may be fixed from time to time by the Partners.

(b)    Any officer may resign as such at any time.  Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company.  The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation.  Any officer may be removed as such, either with or without cause, by the Management Committee; provided, however, that such removal will be without prejudice to the contract rights, if any, of the officer so removed.  Designation of an officer will not of itself create contract rights.  Any vacancy occurring in any office of the Company may be filled by the Management Committee.

6.5    Duties of Officers. Each officer will devote such time, effort, and skill to the Company’s business affairs as he or she deems necessary and proper for the Company’s welfare and success.  The Partners expressly recognize that the officers have substantial other business relationships and activities with Persons other than the Company.

6.6    No Duty to Consult. Except as otherwise provided herein or by applicable law, neither the Company nor its duly appointed agents, designees or representatives (including the Operator and the Construction Manager) or the officers of the Company will have a duty or obligation to consult with or seek the advice of the Partners on any matter relating to the day-to-day business affairs of the Company duly delegated to such Persons; provided, however, that such Persons will not be restricted from consulting with or seeking the advice of the Partners.

6.7    Reimbursement. Except as otherwise provided in Article IV and except for expenses incurred by the Partners in connection with preparation of this Agreement and the Related Agreements, all expenses incurred with respect to the organization, operation and management of the Company will be borne by the Company.

6.8    Partners and Affiliates Dealing With the Company. Subject to any approval required under Article VII, the Company may appoint, employ, contract, or otherwise deal with any Person, including Partners, Affiliates of the Partners, other Persons with whom the Partners are otherwise related, and with Persons which have a financial interest in a Partner or in which a Partner has a financial interest, for transacting Company business, including any acts or services for the Company as the Partners of any committee, officer or other representative with the proper authority may approve.

6.9    Insurance. The Operator will provide the applicable insurance coverages described on Schedule 2 for the benefit of the Company and the Partners.  The costs of the insurance coverages described on Schedule 2 which are obtained by the Operator will automatically be included in the applicable operating budget for the Company without the necessity of approval by the Partners.  All insurance policies provided by the Operator will provide that the insurers waive their right of subrogation against the Partners, the Affiliates of each of the foregoing and other indemnitees.

ARTICLE VII
MEETINGS

7.1    Meetings of Partners and Committees; Required Interest Actions.

(a)    A quorum will be present at a meeting of the Partners or any committee of the Company if the holders of at least 67% of all Partnership Interests are represented at the meeting in person or by proxy who are not then deemed to be a Delinquent Party but who are still deemed to be an Eligible Partner.  However, if after two (2) unsuccessful attempts to obtain a quorum, a quorum will be present at the third such meeting of the Partners or any committee of the Company if the holders of more than 50% of all Partnership Interests are represented at such meeting in person or by proxy who are not then deemed to be a Delinquent Party but who are still deemed to be an Eligible Partner

(b)    All meetings of the Partners or any committee of the Company will be held at the principal place of business of the Company or, if otherwise agreed by the Partners or the committee members, as applicable, at such other place within or without the State of Delaware as will be specified or fixed in the notices or waivers of notice thereof; provided that any or all Partners or their representatives may participate in any such meeting by means of teleconference, video conference or similar communications equipment pursuant to Section 16.10.  Partners (including representatives thereof serving as committee members) will use their reasonable efforts to attend each meeting of the Partners or any committee of the Company.

(c)    Except as set forth in Section 7.2, a Majority Interest represented (in person or by proxy) at a meeting at which a quorum is present will have the power to adjourn such meeting from time to time, without any notice other than an announcement at the meeting of the time and place of the resumption of the adjourned meeting.  The time and place of such adjournment will be determined by a vote of such Partnership Interest.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d)    Unless otherwise expressly provided in a written meeting notice issued hereunder, meetings of the Partners for the transaction of such business as may properly come before such meeting will be held at least once per quarter at the principal office of the Company on such dates as to which the Partners mutually agree.  Regularly scheduled, periodic meetings of the Partners or any committee of the Company may be held without special notice to the Partners or Partner representatives at such times and places as will from time to time be determined by resolution of the Partners or such Partner representatives and communicated to all Partners or their representatives.  Each Partner, or its representatives in the case of committee meetings, will use reasonable efforts to inform the other Partners or committee representatives of any business matters that it intends to raise at any regular meeting of the Partners or any committee of the Company within a reasonable time prior to such meeting.

(e)    Special meetings of the Partners or any committee of the Company, for any purpose or purposes, unless otherwise prescribed by applicable Law, will be called by (i) the President or Secretary (if any), (ii) any one or more of the Non-Defaulting Partners or (iii) any chairman of a committee with respect to meetings of that committee.  Such notice will state the purpose or purposes of the proposed meeting and, unless approved by a Majority Interest, no other business or purpose may be considered at such meeting.

(f)    Except as provided otherwise by this Agreement or applicable Law, written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which such meeting is called, will be delivered not less than 10 nor more than 60 Days (including Saturdays, Sundays and holidays) before the date of the proposed meeting, either personally, by certified mail (return receipt requested) or by telecopy (with a copy delivered via United States mail), by or at the direction of the Person calling the meeting, to each Partner or Partner representative, as the case may be, entitled to vote thereat; provided that a Majority Interest may waive objection to any notice delivered less than 10 Days prior to such meeting.  If mailed, any such notice will be deemed to be delivered when deposited in the United States mail, addressed to the Partner, or Partner representative, at its address provided for in Section 16.16, with postage thereon prepaid.

(g)    The date on which notice of a meeting of the Partners or any committee of the Company is mailed will be the Record Date for the determination of the Partners or Partner representatives entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Partners or Partner representatives entitled to receive such notice.

7.2    Special Actions. Notwithstanding anything to the contrary set forth herein, the  approval of a Unanimous Non-Defaulting Interest will be required to authorize and approve the following, or, with respect to matters to be authorized or approved by Subsidiaries of the Company, to determine how the Company will vote as a member of such Subsidiary with respect to the following:

(a)    For the business of the Company to be any business other than the business of TOPS or business directly related to TOPS;

(b)    The assignment of all or substantially all of the Company’s assets in trust for creditors or on the assignee’s promise to pay the debts of the Company;

(c)    Any act which will make it impossible to carry on the ordinary business of the Company;

(d)    The exercise of a right to terminate or the waiver of any right to terminate any Throughput Agreement;

(e)    The contribution of any property (other than cash) as a Capital Contribution to the Company;

(f)    Any agreement or commitment by the Company to sell, issue, or otherwise dispose of any Partnership Interests whether pursuant to any option, purchase right, other contract or commitment or otherwise;

(g)    The creation of any new class of Partnership Interest;

(h)    Any change in the voting or other rights applicable to any Partnership Interests or any change in the attributes of any Partnership Interests, except changes occurring as remedies to a Default by a Partner;

(i)    Entering into any material transaction (including without limitation, any Throughput Agreement with a term in excess of 1 year or a value in excess of 50,000 barrels per day), except (i) a Throughput Agreement that does not obligate the Company to expend new capital and is at a throughput fee that the President has authority to approve, (ii) a long-term Throughput Agreement that has terms substantially similar to other long-term Throughput Agreements of the Company that does not obligate the Company to expend new capital, and (iii) any other transaction of a nature that the Partners mutually agree is not material;

(j)    Permitting the merger, consolidation, participation in a share exchange or other statutory reorganization with, or sale of the assets of, the Company (having a value in excess of $5,000,000, or of any Subsidiary of the Company, directly or indirectly, to any Person or permitting the conversion of the Company into a different form of entity;

(k)    Permitting winding up and liquidation of the Company;

(l)    Amending the governing documents of the Company; provided that all of the other Parties consent to such amendment;

(m)    Entering into any Interested Partner Transaction;

(n)    Without regard to any contrary or overriding provisions of the governing documents of the Company, any other act for which unanimity would otherwise be required by the statute(s) governing the organization, formation or governance of the Company;

(o)    Additional Capital Contributions, beyond those required for the Initial Facilities;

(p)    Approval of any Budgets and staffing plan; and/or any amendment to any approved Budget and/or any deviation of any line item in any previously approved Budget by more than 10%;

(q)    Incurring any long-term debt secured by a lien on the Company’s assets;

(r)    Hiring and/or firing of members of the Company’s senior management team;

(s)    Hiring and/or firing of the Company’s accountants and/or auditors;

(t)    Entering into any joint venture or partnership or the acquisition of share or assets of any other company;

(u)    Consenting to the settlement or admission of any liability in excess of $250,000;

(v)    Approval of the duties, authorities and responsibilities of the President of the Company;

(w)    Any change in the reserve requirement, dividend and/or distribution policy of the Company; or

(x)    Actions for which this Agreement expressly requires approval of a Unanimous Non-Defaulting Interest.

7.3    Interested Partner Transaction. Any Partner shall have the right to cause the Company to enforce its rights under any Interested Partner Transaction (including the Operating Agreement) as such Partner determines is reasonable and appropriate, including but not limited to such remedies as termination; provided that, such Partner causing the enforcement of such remedy shall indemnify the Company and the other Partners from any losses incurred due to a determination by a court of competent jurisdiction that the enforcement of such remedy was wrongful or otherwise in breach of such Interested Partner Transaction.

7.4    Voting List. The Secretary or Assistant Secretary of the Company or the designated Partner representative on the committee for the maintenance of the committee’s records will make, at least five Days before each meeting of Partners or the applicable committee, a complete list of the Partners or their representatives, as the case may be, entitled to vote thereat or any adjournment thereof, arranged in alphabetical order, with the address of and the Partnership Interest held or represented by each, which list, for a period of ten Days prior to such meeting, will be kept on file at the registered office or principal place of business of the Company and will be subject to inspection by any Partner or Partner representative at any time during usual business hours.  Such list will also be produced and kept open at the time and place of the meeting and will be subject to the inspection of any Partner or Partner representative during the whole time of the meeting.  The original Company records will be prima facie evidence as to who are the Partners or their representatives entitled to examine such list or transfer records or to vote at any meeting of the Partners or the Management Committee.  Failure to fully comply with the requirements of this Section 7.4 will not affect the validity of any action taken at the meeting.

7.5    Proxies. A Partner or its representative may vote either in person or by proxy executed in writing by the Partner or Partner representative.  A telegram, telex, cablegram or similar transmission by the Partner or Partner representative or a photographic, photostatic, facsimile or similar reproduction of writing executed by the Partner or Partner representative will be treated as an execution in writing for purposes of this Section 7.5.  Proxies for use at any meeting of the Partners or committee of the Company or in connection with the taking of any action by written consent will be filed with the Company before or at the time of the meeting or execution of the written consent, as the case may be.  All proxies will be received and taken charge of and all ballots will be received and canvassed by an inspector or inspectors appointed by the President or a Vice President of the Company who will decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes.

7.6    Votes. Each Partner or Partner representative will be entitled to one vote (or a fraction thereof) per percent (or fraction thereof) of Partnership Interest held by such Partner, as reflected in the transfer records of the Company; provided, however, that for purposes of determining a quorum or a Required Interest the Partnership Interest of any relevant Partner will not be counted and such interest will be apportioned by interest among the remaining Partners as applicable if the relevant Partner is not eligible to vote on or consent to the applicable matter for any reason, including because the relevant Partner is in Default, or is not deemed to be a Substituted Partner; provided further, however, that no Partner will be required to make any Capital Contribution, other than an Initial Facilities Capital Contribution, if such Partner did not vote to approve such Capital Contribution in accordance with Section 4.2.  Except to the extent required by applicable Laws, a Party in Default is not eligible to vote on or consent to any matter during the existence and continuation of such Default.

7.7    Conduct of Meetings. All meetings of the Partners will be presided over by the chairman of the meeting, who will be, in order of priority, the President, Vice President or other appropriate officer of the Company.  All meetings of any committee of the Company will be presided over by the then acting Chairman or Vice-Chairman of the Committee or, in such person’s absence, such other person designated by the Committee.  The chairman of any meeting of the Partners or committee of the Company will determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion.

7.8    Action by Written Consent.

(a)    Except as otherwise provided by applicable Laws, any action required or permitted to be taken at any meeting of Partners or committee of the Company may be taken without a meeting, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holder or holders or representatives of not less than the minimum of Required Interests that would be necessary to take such action at a meeting at which the holders of all Partnership Interests eligible to vote on the action were present and voted.  To the extent required by Law, every written consent will bear the date of signature of each Partner or Partner representative who signs the consent.  To the extent required by law, no written consent will be effective to take the action that is the subject of such consent unless, within 60 Days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 7.8, a consent or consents signed by the holder or holders of not less than the minimum Required Interest that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office or its principal place of business.  Delivery will be by hand or certified or registered mail (return receipt requested) to the Company’s principal place of business and will be addressed to the Secretary of the Company.  A telegram, telex, cablegram or similar transmission by a Partner or Partner representative, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Partner or Partner representative, or an e-mail, or other electronic communication bearing an electronic or digital signature, will be regarded as signed by the Partner or Partner representative for purposes of this Section 7.8.  Prompt written notice of the taking of any action by the Partners or committees of the Company without a meeting by less than a Unanimous Interest will be given to those Partners or Partner representatives who did not consent in writing to the action.

(b)    The Record Date for determining Partners or their representatives entitled to consent to an action in writing without a meeting will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

7.9    Resolution of Management Disputes. If a Management Dispute occurs, it will be subject to the provisions of this Section 7.9, notwithstanding any other provision of this Agreement to the contrary.  Upon the written request by any Partner served on the Company and each of the other Partners within 10 Days following any vote of the Partners resulting in a Management Dispute, the senior management-level representatives of the Partners shall meet in an effort to attempt to resolve the Management Dispute.  For purposes of this Section 7.9, a “Management Dispute” means any matter which, after having been duly presented for approval of the Partners, is not approved by a Required Interest, but which receives the affirmative vote of a Majority Interest.  If the senior management-level representatives of the Partners are unable, in good faith, to resolve in its entirety any Management Dispute, then such Management Dispute will remain unresolved.

7.10    Records. An officer of the Company or a designated Partner representative will be responsible for maintaining the records of the Company, including keeping minutes at the meetings of the Partners or committees of the Company and the filing of consents in the records of the Company.

ARTICLE VIII
INDEMNIFICATION

8.1    Right to Indemnification. Subject to the limitations and conditions as provided herein or by applicable Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Partner, a member of a committee of the Company or an officer of the Company, or while such a Person is or was serving at the written request of the Company (as approved by a Majority Interest of the Partners) as a director, officer, partner, venturer, proprietor, member, trustee, employee, agent, or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan or other enterprise, will be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person, to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 8.1 will continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person will be entitled to indemnification under this Section 8.1 in the event the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person or if such Person was acting, willfully and in bad faith, otherwise than on behalf of the Company or in accordance with this Agreement or the Related Agreements.  The rights granted pursuant to this Article VIII will be deemed contract rights, and no amendment, modification or repeal of this Article VIII will have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability.

8.2    Indemnification of Others. The Company may (upon approval of a Unanimous Interest) indemnify, and advance expenses to, (a) Persons who are not or were not a Partner, including officers, employees or agents of (i) any Partner or its Affiliate and (ii) the Company, and (b) those Persons who are or were serving at the written request of the Company (as approved by a Majority Interest) as a manager, director, officer, partner, venturer, proprietor, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Partner under this Article VIII.

8.3    Advance Payment. Any right to indemnification conferred in Section 8.1 will include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person for whom indemnification under Section 8.1 is available and who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding will be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to promptly repay all amounts so advanced if it will ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

8.4    Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse expenses incurred by any Person for whom indemnification is available pursuant to this Article VIII in connection with such Person’s appearance as a witness or other participation in a Proceeding relevant to the Company at a time when he is not a named defendant or respondent in the Proceeding.

8.5    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII will not be exclusive of any other right which a Person indemnified pursuant to Sections 8.1 and 8.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Partners or otherwise; provided that any Person that is indemnified hereunder must promptly reimburse the Company up to such indemnified amounts to the extent such Person also recovers such costs from another Person.  All indemnity obligations will first be satisfied by insurance proceeds (if any) and next by the assets of the Company.

8.6    Insurance; Appointment of Counsel. The Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any Person from any expenses, liabilities, or losses that may be indemnified under this Article VIII.  The Company may elect to engage competent counsel to assume control of the defense of any Proceeding for which it may or must provide indemnity hereunder.

8.7    Partner Notification. Any Person requesting indemnification hereunder must give the Company written notice of the claim within 30 Days of becoming aware of such claim or five Business Days prior to the date on which a response to such claim is due, if earlier than 30 Days; provided, that failure to give such notice shall not preclude indemnification unless the Company is materially prejudiced by such failure.  All claims for indemnification and any indemnification of or advance of expenses to any Person entitled to be indemnified under this Article VIII will be reported in writing to the Partners with or before the notice or waiver of notice of the next Partners’ meeting or with or before the next submission to Partners of a consent to action without a meeting and, in any case, within the 3-month period immediately following the date the indemnification or advance was made.

8.8    Savings Clause. If this Article VIII or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify and hold harmless any Person for whom indemnification is available under Section 8.1 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that will not have been invalidated and to the fullest extent permitted by applicable Laws.

8.9    Scope of Indemnity. For the purposes of this Article VIII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity.  Thus, any Person for whom indemnity or advances are available under this Article VIII will stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

ARTICLE IX
TAXES

9.1    Tax Returns. The Company will cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.2.  Upon written request by the Company, each Party will furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

9.2    Tax Elections. The Company will make the following elections on the appropriate tax returns:

(a)    to adopt the accrual method of accounting;

(b)    an election pursuant to section 754 of the Code;

(c)    to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company under section 195 of the Code ratably over a period of 60 months as permitted by section 709(b) of the Code; and

(d)    any other election that the Company may deem appropriate and in the best interests of the Company or Partners, as the case may be.

Neither the Company nor any Partner may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement will be construed to sanction or approve such an election.

9.3    Tax Matters Partner. The Company will select one of the Partners as the “Tax Matters Partner” of the Company pursuant to section 6231(a)(7) of the Code.  The Tax Matters Partner will take such action as may be necessary to cause each Partner to become a “notice partner” within the meaning of section 6223 of the Code and will inform each Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, will forward to each other Partner copies of all significant written communications it may receive in that capacity.  The Tax Matters Partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of a Unanimous Interest, but this sentence does not authorize the Tax Matters Partner to take any action left to the determination of an individual Partner under sections 6222 through 6232 of the Code.  The initial Tax Matters Partner will be Enterprise.  The Tax Matters Partner may be replaced by a Majority Interest (with respect to which the Tax Matters Partner will be an “Eligible Partner” unless an Affiliate of the Tax Matters Partner is not serving as the Operator).

ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1    Maintenance of Books. The Company will keep books and records of accounts and will keep minutes of the proceedings of its Partners.  The books of account for the Company will be maintained on an accrual basis in accordance with the terms of this Agreement and GAAP, except that the Capital Accounts will be maintained in accordance with Section 4.5.  The accounting year of the Company will be determined by the Company.  The initial custodian of the company records will be the Operator.

10.2    Financial Statements. On or before the last Day of each calendar month, the Company will cause each Partner to be furnished with an unaudited balance sheet, income statement, statement of cash flows and statement of changes in each Partner’s Capital Account for, or as of the end of, the calendar month immediately preceding such calendar month, all of which are to be prepared in accordance with GAAP.  On or before the thirty-first Day of each March, the Company will cause each Partner to be furnished with audited financial statements, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Partner’s Capital Account for, or as of the end of, the immediately preceding calendar year.  Annual financial statements must be prepared in accordance with GAAP by an independent auditor approved by a Majority Interest.  The independent auditor may be replaced upon approval of a Majority Interest.  The initial auditor of the Company is Deloitte & Touche LLP.  The Company also may cause to be prepared or delivered such other reports as a Majority Interest may deem, in the Eligible Partners’ sole judgment, appropriate.  The Company will bear the costs of all such reports and financial statements.

10.3    Tax Statements. On or before the last Day of July during the existence of the Company, the Company will cause each Partner to be furnished with all information reasonably necessary or appropriate to file their appropriate tax reports, including a schedule of Company book-tax differences for, or as of the end of, the immediately preceding tax year.  In addition, to the extent reasonably possible, the Company will cause each Partner to be provided with estimates of all such information on or before the first Day of February each year.

10.4    Accounts. The officers of the Company will establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the officers of the Company may determine.  The

Company may not commingle the Company’s funds with the funds of any other Person.  All such accounts will be and remain the property of the Company and all funds will be received, held and disbursed for the purposes specified in this Agreement.  Except as otherwise agreed by a Majority Interest, the Company may invest Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime-1” by Moody’s or “A-1” by Standard and Poor’s (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (d) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by Standard and Poor’s or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

ARTICLE XI
BANKRUPTCY OF A PARTNER

11.1    No Dissociation Upon Bankruptcy. Notwithstanding any provision herein or in the Act to the contrary, a Party becoming a Bankrupt Partner will not result in its dissociation under Section 15-601 of the Act unless all of the other Partners so elect at the time such Partner becomes a Bankrupt Partner: provided, however, that the Partners agree that a dissociation caused by any such election of the other Partners under this Section 11.1 shall not be deemed “wrongful” and, as a result, shall not trigger any of the remedies set forth in Section 3.9 (a) – (d).  If all of the other Partners so elect for a Bankrupt Partner to be dissociated, the Company will not be dissolved or wound up and the provisions of Subchapter VI and VII of the Act shall apply.

11.2    Bankrupt Partners. If any Party becomes a Bankrupt Partner, the Company, by approval of at least a Majority Interest or, if the Company does not exercise the relevant option, the non-Bankrupt Partners which desire to participate, will have the option, exercisable by notice from the Company or the Partners, as the case may be, to the Bankrupt Partner (or its representative) at any time prior to the 180th Day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Partner, to buy, and, on the exercise of this option, the Bankrupt Partner or its representative will sell, its Partnership Interest.  The purchase price will be an amount equal to the Fair Market Value thereof determined by agreement by the Bankrupt Partner (or its representative) and the potential purchaser; however, if those Persons do not agree on the Fair Market Value on or before the 90th Day following the date of receipt by such potential purchaser of notice of the occurrence of the event causing the Partner to become a Bankrupt Partner, either such Person, by written notice to the other, may require the determination of Fair Market Value to be made by an independent Appraiser specified in such notice.  If the Person receiving that notice objects on or before the tenth Day following receipt to the independent Appraiser designated in that notice, and those Persons otherwise fail to agree on an independent Appraiser, either such Person may petition the United States District Judge for the Southern District of Texas sitting in Harris County, Texas, then senior in active service to designate an independent Appraiser, whose determination of the independent Appraiser, however designated, is final and binding on all parties.  The Bankrupt Partner and the potential purchaser each will pay one-half of the costs of the appraisal and court costs in appointing an Appraiser (if any).  If the potential purchaser then elects, within ten Days after the Fair Market Value has been decided by agreement or by an independent Appraiser, to exercise the purchase option, the purchasing Person will pay the Fair Market Value as so determined in cash on closing.  The payment to be made to the Bankrupt Partner or its representative pursuant to this Section 11.2 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Partner and its representative (and of all Persons claiming by, through, or under the Bankrupt Partner and its representative) in and in respect of the Company, including any Partnership Interest, any rights in specific Company property, and any rights against the Company or its Subsidiaries and its officers, agents, and representatives and (insofar as the affairs of the Company are concerned) against the Partners.

ARTICLE XII
DISSOLUTION, LIQUIDATION, AND TERMINATION

12.1    Dissolution. Subject to the provisions of Section 12.2 and any applicable Laws, the Company will dissolve and its affairs will be wound up on the first to occur, and only in the event of, the following:

 (a)    the occurrence of an event that makes it unlawful for all or substantially all of the business or affairs of the Company to be continued, provided that the Company has not cured such illegality within 90 Days following receipt of notice of such event;

 (b)    the consent of a Unanimous Interest;

 (c)    entry of a decree of judicial dissolution of the Company under section 15-801 of the Act; and

 (d)    any event resulting in only one remaining Partner.

Each Partner expressly agrees (i) that the bankruptcy or dissociation of a Partner or any other event described in Section 15-801 of the Act will not cause or result in the dissolution of the Company and (ii) that it will not, and it expressly waives its right to, apply to the Delaware Court of Chancery for a decree of dissolution under Section 15-801(5) of the Act.

12.2    Liquidation and Termination. Subject to Sections 3.4, 3.5 and 7.6, upon dissolution of the Company, a representative of the Company selected by a Majority Interest will act as a liquidator or may appoint one or more Partners as liquidator (“Liquidator”).  The Liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation will be borne as a Company expense.  Until final distribution, the Liquidator will continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Partners.  The steps to be accomplished by the Liquidator are as follows:

(a)    as promptly as possible after dissolution and again after final liquidation, the Liquidator will cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last Day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)    the Liquidator will cause any notices required by law to be mailed to each known creditor of and claimant against the Company in the manner described by such law;

(c)    subject to the terms and conditions of this Agreement and the Act (especially section 15-803), the Liquidator will distribute the assets of the Company in the following order:

(i)    the Liquidator will pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company, including all expenses incurred in liquidation or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); provided, however, such payments will not include any Capital Contributions described in Article IV or any other obligations in favor of the Partners created by this Agreement other than a loan made pursuant to any provision;

(ii)    the Liquidator will pay, satisfy or discharge from Company funds all of the advances and loans (but not Capital Contributions) made to the Company by Partners, as described in Section 4.5; and

(iii)    all remaining assets of the Company will be distributed to the Partners as follows:

(A)    the Liquidator may sell any or all Company property, including to one or more of the Partners; provided that (x) any such sale to a Partner is made on an arms length basis under terms which are in the best interest of the Company and (y) to the extent that any Partner has participated in an Expansion Option under Section 15.3, the Liquidator will hire an independent Appraiser to attribute (on the basis of its then-existing Fair Market Value) the proceeds from the sale of the Company property between each respective Expansion Project for which a Payout Amount has not been fully received by the Participating Partners, and all other assets of the Company (such value for each respective Expansion Project, the “Expansion Liquidation Value”) and the Liquidator will repay any Partners’ Expansion Option loan pursuant to Section 15.3, but only to the extent that there is any Expansion Liquidation Value allocated to the corresponding Expansion Project, and any resulting gain or loss from each sale will be computed and allocated to the Capital Accounts of the Partners on a pro rata basis in accordance with each of their respective Partnership Interests;

(B)    with respect to all Company property that has not been sold, the fair market value of that property (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) will be determined and the Capital Accounts of the Partners will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for such fair market value of that property on the date of distribution; and

(C)    Company property will be distributed among the Partners ratably in proportion to each Partner’s Partnership Interest;

All distributions in kind to the Partners will be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities will be allocated to the distributee pursuant to this Section 12.2.  The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 12.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Company’s property.  To the extent that a Partner returns funds to the Company, it has no claim against any other Partner for those funds.

12.3    Provision for Contingent Claims.

(a)    The Liquidator will make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b)    If there are insufficient assets to both pay the creditors pursuant to Section 12.2(c)(i) and to establish the provision contemplated by Section 12.3(a), the claims will be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

12.4    Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, a deficit, if any, in the Capital Account of any Partner resulting from or attributable to any adjustments, allocations, losses, deductions, distributions or similar events, including deductions and losses of the Company (including non-cash items such as depreciation) or distributions of money pursuant to this Agreement to all Partners ratably in proportion to their respective Partnership Interests, upon the dissolution and winding up of the Company will not be an asset of the Company and no such Partner will be obligated to contribute any amounts to the Company to bring the balance of such Partner’s Capital Account to zero.

ARTICLE XIII
AMENDMENT OF THE AGREEMENT

13.1    Amendments to be Adopted by the Company. Except to the extent expressly provided to the contrary in this Agreement, each Partner agrees that the appropriate officer of the Company, in accordance with and subject to the limitations contained in Article VII, may amend and execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a)    a change in the registered agent or office of the Company;

(b)    admission or substitution of Partners (or changes in Partnership Interests) effected in accordance with this Agreement;

(c)    upon prior written notice to the Partners, a change that is necessary or advisable in the opinion of the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d)    an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; and

(e)    subject to the terms of Section 3.6, an amendment that the Company determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any Partnership Interest pursuant to Section 3.6.

13.2    Amendment Procedures. Except as provided in Section 13.1, all amendments to this Agreement will be made in accordance with the following requirements:

(a)    amendments to this Agreement may be proposed, in writing, by any Partner;

(b)    each such proposal will contain the text of the proposed amendment;

(c)    if an amendment is proposed, the Company will seek the written approval of all of the Parties to this Agreement or call a meeting of the Partners to consider and vote on such proposed amendment;

(d)    a proposed amendment will be effective upon its approval by all of the Parties to this Agreement;

(e)    any amendment that would materially and adversely affect the rights of any type or class of Partnership Interests in relation to other types or classes of Partnership Interests requires the approval of the holders of at least a majority of the Partnership Interests of such class or type of Partnership Interest; and

(f)    the Company will notify all Record Holders upon final adoption of any proposed amendment.

ARTICLE XIV
PARTNERSHIP INTERESTS

14.1    Certificates.  Unless and to the extent the Company elects otherwise, the Partnership Interests will be uncertificated.

14.2    Registered Holders.  The Company will be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Partnership Interest and will not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any Person other than such registered owner, whether or not it will have express or other notice thereof, except as otherwise provided by Law.

ARTICLE XV
OTHER PARTNER AGREEMENTS AND OBLIGATIONS

15.1    Facilities Other than Initial Facilities. No Party will, or will permit any of its Affiliates to, directly or indirectly, enter into any agreement to construct or otherwise consummate any transaction involving the construction of any Lateral (a “Lateral Opportunity”) until such Lateral Opportunity has been rejected or otherwise forfeited by the Company and the Partners, as applicable, in accordance with this Section 15.1.

(a)    Any Partner may propose that the Company undertake a Lateral Opportunity by delivering written notice (a “Lateral Opportunity Notice”) to the Company and each of the other Partners, which Lateral Opportunity Notice would include the proposed terms and conditions of such transactions and reasonably sufficient operational and financial information and other details to allow such Partners to make a reasonably informed decision with respect to such Lateral Opportunity.  If a Unanimous Interest does not approve the Lateral Opportunity and deliver notice thereof in writing within 30 Days after the Company receives the Lateral Opportunity Notice that the Company should undertake such project on the terms and conditions set forth in the applicable Lateral Opportunity Notice, any Partner voting in favor of such project will have the right to pursue such project (a “Rejected Lateral Opportunity”) on the terms and conditions set forth in the applicable Lateral Opportunity Notice and own any assets related thereto in the proportion that such Partner’s Partnership Interest is to the Partnership Interest of all Partners that had (i) voted in favor of such project and (ii) elected to participate in the Rejected Lateral Opportunity by giving written notice of such intent to the Company within 50 Days after the Company received the relevant Lateral Opportunity Notice.  In such event, the Partners (directly or through their Affiliates) desiring to pursue such Rejected Lateral Opportunity will be free for a period of 60 Days after such 50-Day period to enter into definitive agreements, if any, or otherwise consummate the transactions contemplated by the applicable Lateral Opportunity Notice on the terms and conditions set forth in the applicable Lateral Opportunity Notice without further obligation to any Partners or the Company; provided that following such 60-Day period such Partners (and, to the extent covered by this Section 15.1, their applicable

Affiliates) may not enter into definitive agreements, if any, or otherwise consummate the transactions with respect to a Rejected Lateral Opportunity without again offering the same to the Company in accordance with this Section 15.1.

(b)    No Partner will have any obligation or duty to the Company or the other Partners with respect to any Rejected Lateral Opportunity to the extent it is covered by definitive agreements entered into, or otherwise consummated, by such Partners or their applicable Affiliates after compliance with this Section 15.1 or with respect to any modification, renewal or extension of the terms of such definitive agreements with respect to any such Rejected Lateral Opportunity.  Except as set forth in this Section 15.1, the construction, operation, maintenance and ownership of each such Rejected Lateral Opportunity project will not be governed or affected by this Agreement, but will be governed by the contractual and other arrangements established by the Partners (or their Affiliates) participating in such project; provided, that no Partner may vote against or refuse to consent to the interconnection of any such Rejected Lateral Opportunity project with TOPS unless such Partner reasonably and in good faith believes that such interconnection would materially damage TOPS or the Company.

(c)    Any Partner that delivers a Lateral Opportunity Notice or elects to participate in a Rejected Lateral Opportunity will deliver a certificate executed by an executive or similar officer of such Partner to each other Partner certifying that: (i) such Lateral Opportunity or Rejected Lateral Opportunity is not, directly or indirectly, related in any way to any past, current or future-contemplated transaction involving the certifying Partner (including, to the extent covered by this Section 15.1, its applicable Affiliates) not described in the Lateral Opportunity Notice and (ii) taken as a whole and, in light of the circumstances in which the same were made, the Lateral Opportunity Notice does not and will not, to the best knowledge of the certifying Partner, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact (other than omissions that pertain to matters of a general economic nature, matters generally known to each Partner, or matters of public knowledge that generally affect any of the industry segments included in the business of the Company) necessary in order to make the statements contained therein not misleading, and all financial projections contained in any Lateral Opportunity Notice have been prepared in good faith based upon assumptions believed by the Partner to be reasonable.  Any breach of a representation or warranty contained in such certificate will be deemed to be a breach of a representation or warranty contained in this Agreement.

15.2    Project Financings. Each Partner will be responsible for arranging the financing of its share of Capital Contributions and advances or loans to or other investments in the Company (if project financing documents not completed); provided, however, that the Partners agree to use commercially reasonable, good faith efforts to review and pursue any project financing arrangement for the Company to the extent the terms and conditions of such project financing are in the best interest of each of the Partners.

15.3    Expansion Option.

(a)    Any Partner (the “Exercising Partner”) will have the right to require the Company to construct, own and operate a particular Expansion Project (the “Expansion Option”) if:

 (i)    Any Person (including the Exercising Partner or its Affiliate) has delivered to the Partners a written notice requesting firm capacity or additional firm capacity (a “Capacity Request”) on TOPS to receive, store and deliver Oil under one or more existing or new Throughput Agreements (including Incremental Volumes, the Oil to be received, stored and delivered using such requested capacity is referred to as “Expansion Throughput”);

(ii)    the Accessible Capacity is not sufficient practically to handle substantially all of the Expansion Throughput;

(iii)    such Expansion Project is necessary to increase the Base Capacity to a level adequate to allow TOPS to handle the Expansion Throughput;

(iv)    within 60 Days from the date of delivery of such Capacity Request (the “Expansion Option Period”) (A) the Partners held a meeting, a Unanimous Interest did not approve such Expansion Project and the Exercising Partner voted in favor of such Expansion Project at such meeting or (B) the Partners were unable to hold a meeting through no fault of the Exercising Partner; and

(v)    the Expansion Option is exercised in accordance with the requirements of Section 15.3(b).

(b)    Exercise.  The Exercising Partner may exercise the Expansion Option only by delivering, at any time after such Expansion Project has been rejected or, if no vote was held with respect to such Expansion Project, after the Expansion Option Period, but in any case no later than 30 Days after the end of the Expansion Option Period, written notice of such exercise (the “Expansion Option Notice”) to the Company and each other Partner.  Whenever an Exercising Partner delivers an Expansion Option Notice, every other Partner which voted in favor of the relevant Expansion Project at the last meeting during which such project was voted on (together with the Exercising Partner, the “Expansion Participants”) will have the right to participate, proportionately based on the relationship of its Partnership Interest to the Partnership Interests of all of the Expansion Participants, in such project on the same basis as the Exercising Partner, including the right to receive the Payout Amount out of 80% of the Expanded Capacity Revenues and the obligation to fund such project.  Any Expansion Participant which desires to exercise its right to participate in such project must deliver to the other Partners a notice substantially similar to that delivered by the original Exercising Partner in accordance with the terms of this subsection, within 30 Days after it receives the Expansion Option Notice.  Each Expansion Participant will provide to the other Expansion Participants and the Company an irrevocable commitment timely to fund the relevant Expansion Project and, if appropriate, assurances reasonably satisfactory to the Company and the other Expansion Participants that the relevant Expansion Participant has the ability to complete such Expansion Project.  If any Expansion Participant pays any amount to the Company in excess of the amount needed to complete the Expansion Project the Company will immediately return such excess amount to the Expansion Participant.

(c)    Repayment.  Until the Expansion Participants have (i) received payment of their share of the Expanded Capacity Revenues in an aggregate amount equal to the Payout Amount or (ii) the Company, by vote of a Unanimous Interest, has otherwise paid the unamortized portion of the Payout Amount to the Expansion Participants as described below, the Expansion Participants will be paid monthly amounts equal to 80% of the Expanded Capacity Revenues.  Such amounts will be allocated among the Expansion Participants in the proportions that the Partnership Interest of each such Expansion Participant bears to the Partnership Interests of all such Expansion Participants.  The remaining 20% of the Expanded Capacity Revenues will be retained by the Company and allocated to all of the Partners in accordance with Sections 5.1 and 5.2.  After recovery of the Payout Amount or payment by the Company of the unamortized portion of the Payout Amount to the Expansion Participants as described below, all of the Expanded Capacity Revenues will be retained by the Company and allocated to all of the Partners based on their respective Partnership Interests.  If, at any time, the Company, by vote of a Unanimous Interest, elects to prepay the unamortized amount of the Payout Amount, the Company will promptly pay an amount equal to the then remaining unpaid principal amount of the Payout Amount to the Expansion Participants, which remaining unpaid principal amount will be calculated by treating as principal payments two-thirds (2/3rds) of all amounts received by the Expansion Participants prior to such time in satisfaction of the Payout Amount.

(d)    Capacity.  Prior to proceeding with any Expansion Project in accordance with this Section, all of the Partners will cooperate to establish (i) the Accessible Capacity and (ii) an expansion design to handle the Expansion Throughput.  If the Partners cannot agree on any such matter, the Company will engage an independent engineering consultant (of national prominence with experience in the relevant geographical area) to resolve each such matter.

(e)    Treatment as Loan.  Any amount paid by one or more Partners pursuant to Section 15.3 will be considered to be a limited recourse, partially secured loan from such Partner to the Company, with such loan payable only from, and secured only by a security interest granted by the Company in, 80% of the Expanded Capacity Revenues until such Payout Amount is paid in full.  Except for such security interest in 80% of the Expanded Capacity Revenues, such loan will be without recourse against the Company.  The Company will have no obligation to repay such loan except to the extent that 80% of the Expanded Capacity Revenues are available.

15.4    Termination of Throughput Agreement. Any Partner or Partners may propose that the Company exercise its right according to the terms of a Throughput Agreement to terminate such Throughput Agreement by delivering written notice to the Company and each of the other Partners.  If a Required Interest does not approve the termination of the Throughput Agreement and the Company does not terminate the Throughput Agreement by the deadline set forth in such Throughput Agreement for termination thereof, such Partner or Partners shall have the right to dissociate from the Company provided such Partner forfeit its investment in the

Company and its right to any buy-out of its interest in the Company and such dissociation shall not be in breach of this Agreement.  Such dissociating Partner shall not be obligated to the Company or the other Partners for any further obligations under this Agreement.

ARTICLE XVI
GENERAL PROVISIONS

16.1    Offset. Whenever the Company is to pay any sum under this Agreement to any Party, any amounts that such Party owes the Company may be deducted from that sum before payment unless the Company has been notified by such Party of a bona fide dispute concerning any amounts owed and the disputing Party has paid all undisputed amounts then owed.

16.2    Entire Agreement; Supersedure. This Agreement constitutes the entire agreement among the Parties hereto with respect to the formation and governance of the Company and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties hereto and their Affiliates with respect thereto.  The Partners, on behalf of their respective Affiliates, hereby agree that the Term Sheet for Texas Offshore Port Project executed April 16, 2007 by and among Enterprise Products Operating L.P., TEPPCO Partners, L.P., and Oiltanking Houston, L.P., as amended and extended (the “Term Sheet”), is hereby terminated and of no further force or effect and that all rights under and provisions of the Term Sheet what would survive such termination are hereby terminated and waived.

16.3    Waivers. Neither action taken (including any investigation by or on behalf of any Partner) nor inaction pursuant to this Agreement, will be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Partner not committing such action or inaction.  A waiver by any Partner of a particular right, including breach of any provision of this Agreement, will not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.  Any waiver hereunder must be express and in writing to constitute a waiver.

16.4    Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

16.5    Governing Law; Jurisdiction; Waiver of Jury Trials; Severability. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND WILL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  EXCLUSIVE VENUE FOR ANY LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT WILL BE HOUSTON, HARRIS COUNTY, TEXAS. THE PARTIES AGREE THAT THE FEDERAL AND STATE COURTS LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTE ARISING OUT OF THIS

AGREEMENT OR ANY ACTION RELATING TO THE ENFORCEMENT OF ITS PROVISIONS.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or applicable Laws, the applicable provision of the Act or other applicable Laws, as the case may be, will control.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected thereby and that provision will be enforced to the greatest extent permitted by the Act or other applicable Laws, as the case may be.  The Parties agree to negotiate in good faith to replace any such invalid provision with a valid provision having similar effect.

16.6    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties will take or cause to be taken all such necessary action.

16.7    Waiver of Certain Rights. Except as expressly provided in this Agreement, each Party irrevocably waives any right it may have to maintain any action for dissolution and liquidation of the Company or for partition of any property of the Company.  Except as expressly provided in this Agreement, no Party has any rights, and each Party waives any rights it might otherwise have, to (a) distributions in kind, (b) partition (by sale or in kind) or (c) statutory buyout upon wrongful dissolution.

16.8    Notice to Parties of Provisions of this Agreement. By executing this Agreement, each Party acknowledges that it has actual notice of all of the provisions of this Agreement.  Each Party hereby agrees that this Agreement constitutes adequate notice of all such provisions.

16.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, will be deemed an original, and all of which will constitute but one and the same instrument.

16.10    Attendance via Communications Equipment. Unless otherwise restricted by law or this Agreement, the Partners or committees may hold meetings by means of telephone conference or video conference equipment by means of which all Persons participating in the meeting can effectively communicate with each other.  Such participation in a meeting will constitute presence in person at the meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

16.11    Reports to Partners. The officers of the Company will present at each quarterly meeting of the Partners, and at any special meeting of the Partners, a statement of the business and condition of the Company and its Subsidiaries.

16.12    Checks, Notes and Contracts. Checks and other orders for the payment of money will be signed by such Person or Persons as the Company will from time to time by resolution determine.  Contracts and other instruments or documents may be signed in the name of the Company by any officer, or any Person as the Company will from time to time by resolution determine, authorized to sign such contract, instrument or document by the Company, and such authority may be general or confined to specific instances.  Checks and other orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company, with a depositary authorized by resolution of the Company, by the President or Treasurer or such other Persons as the Company may from time to time by resolution determine.

16.13    Books and Records. The officers of the Company will keep correct and complete books and records of account, including the names and addresses of all Partners and the number and class of the interest held by each, and minutes of the proceedings of the meetings (and any actions by written consent of) the Company and the Partners and the committees at its registered office or principal place of business, or at the office of its transfer agent or registrar.

16.14    Audit Rights of Partners. Each Partner will have the right to inspect and audit the books and records of the Company, to interview Company officers or representatives and to inspect Company assets and operations.  Such audits will be conducted at the sole cost of the Partner or Partners requesting same.  The audit rights with respect to any calendar year or any portion of such year will terminate on and as of the last Day of the third calendar year immediately following the year in question.  A Partner may exercise its audit rights hereunder by giving at least 30 Days written notice to the Company of the desire to perform such audit, which notice will include the estimated timing and other particulars related to such audit.  The audit will be conducted during normal business hours of the Company and may be conducted by the Partner or its designated auditors, consultants, counsel or other representatives.  The audit will not unreasonably interfere with the operation of the Company and its Subsidiaries.  If any financial statement or other report is not challenged within three years, then it will be presumed to be accurate.

16.15    No Third Party Beneficiaries. Except to the extent a third party is expressly given rights herein, any agreement herein contained, expressed or implied, will be only for the benefit of the Partners and their respective legal representatives, successors, and assigns, and such agreements will not inure to the benefit of any other Person whomsoever, it being the intention of the Parties hereto that no Person will be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein.

16.16    Notices. Except as otherwise expressly provided in this Agreement to the contrary (including in the definition of the term Default), any notice required or permitted to be given under this Agreement will be in writing (including telex, facsimile, telecopier or similar writing) and sent to the address of the Partner set forth below, or to such other more recent address of which the sending Partner actually has received written notice:

(a)           if to the Company, to:

Texas Offshore Port System
Attn: Chairman
15631 Jacintoport Blvd.
Houston, Texas 77015
Phone:  281-457-7900
Facsimile:  281-457-7991

and to the Partners; and

(b)           if to the Partners, to each of the Partners listed on Exhibit A at the address set forth therein.

Each such notice, demand or other communication will be effective, if given by registered or certified mail, return receipt requested, as of the third Day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section 16.16.

16.17    Remedies. Except as expressly provided herein (including in Section 12.1), the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.  In lieu of seeking judicial remedies, nothing herein will be considered an election of remedies.  In addition, any successful Partner is entitled to recover from any other Partner(s) against whom any claim or dispute is successfully brought its reasonable costs related to enforcing this Agreement, including reasonable attorneys’ and experts’ fees, and arbitration expenses.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION ARISING UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.  A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND DAMAGES PAID OR OWED TO ANY THIRD PARTY FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM THE OTHER PARTY.

16.18    Grant of Security Interest. Each Party grants to the Company a Security Interest in all of such Party’s Partnership Interest and other rights hereunder (including such Party’s rights to distributions) to secure the payment and performance of such Party’s obligations under Section 3.4 and Article IV.  Each Party grants to the other Partners a Security Interest in all of such Party’s Partnership Interest and other rights hereunder (including such Party’s rights to distributions) to secure the payment and performance of such Party’s obligations to a Lending

Partner under Section 4.3.  The Security Interests granted pursuant to this Agreement are subordinate to any lenders to a Party of a loan for the purposes of financing a Capital Contribution as may be required by such lenders but otherwise are prior to all other Security Interests on such collateral (except that they are pari passu as among the Company and applicable Partners).  The Company and any Partner acting on behalf of the Company will have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at Law or in equity, to take any action (including court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of any applicable State) that a Required Interest or such Partner may deem appropriate to obtain payment and/or performance from such Party of any such obligation.  The failure of such Party to pay or perform any of its obligations secured hereunder shall constitute a default under the Uniform Commercial Code of any applicable state and the Company and any Partner (on behalf of the Company) shall have all rights provided to a secured party thereunder.  Such Party hereby waives all demands and notices to the maximum extent permitted by the Uniform Commercial Code of any applicable state and any other law.  At any time and from time to time, upon the written request of the Company or any Partner, and at the sole expense of such Party, any Party will promptly and duly execute and deliver such further instruments and documents and take such further action as the Company or the applicable Partner may reasonably request for the purpose of obtaining or preserving the full benefits of the Security Interests granted hereunder and of the rights and powers herein granted, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby.  Each Party hereby authorizes the Company, any other Partner or either of their respective counsel or representative, at any time and from time to time, to file financing statements and amendments to financing statements that describe the collateral covered by such financing statements in such jurisdictions as the Company or other Partner may deem necessary or desirable in order to perfect the Security Interests granted hereby.  Each Party hereby further authorizes the Company, any other Partner or either of their respective counsel or representative, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.  A photographic or other reproduction of this Agreement will be sufficient as a financing statement for filing in any jurisdiction.  In the event the Company exercises its remedies hereunder, and as a result of which the Company acquires any Partnership Interest of a Party, such Partnership Interest shall be treated as redeemed for purposes of determining the relative Partnership Interest of the remaining Partners and such Party shall have no further rights under this Agreement with respect to such Partnership Interest.

16.19    Default Budgets. To the extent that the applicable Required Interest does not approve an operating or capital expenditure Budget for a relevant period, the Company shall operate using the applicable Budget for the prior such period, adjusted (without duplication) to reflect increases or decreases resulting from the following events, and which shall govern until such time as the Required Interest approves a new proposed budget, but no later than one year:

(a)    the operation of escalation or de-escalation provisions in contracts in effect at such time as a result of the passage of time or the occurrence of events beyond the control of the Company to the extent such contracts are still in effect;

(b)    elections made in any prior period under contracts contemplated by the Budget for the prior period regardless of which party to such contracts makes such election;

(c)    increases or decreases in expenses attributable to the effect of employee or contractor additions or reductions during the prior period contemplated by the Budget for the prior period;

(d)    changes in interest expense attributable to any indebtedness of the Company;

(e)    increases in overhead expenses in an amount equal to (i) the total of overhead expenses reflected in the Budget for the prior period multiplied by (ii) the increase in the Consumer Price Index for All Urban Consumers (CPI-U) Houston-Galveston-Brazoria, Texas area over the prior period;

(f)    the reasonably anticipated incidence of costs during such period for any legal, accounting and other professional fees or disbursements in connection with events or changes not contemplated at the time of preparation of the Budget for the prior period;

(g)    decreases in expenses attributable to non-recurring items reflected in the prior period’s Budget; and

(h)    any Expansion Project or any Lateral Opportunity approved by the Company.

The Parties hereto have executed this Agreement as of the Effective Date.

OILTANKING FREEPORT L.P.
By: OTF GP, LLC, its general partner

By: /s/ Carlin G. Conner
Carlin G. Conner
President

TEPPCO O/S PORT SYSTEM, LLC

By: /s/ John N. Goodpasture
John N. Goodpasture
Vice President

ENTERPRISE OFFSHORE PORT
SYSTEM, LLC

By: /s/ James Guion
James Guion
Vice President

Partnership Agreement Signature Page

EXHIBIT A
OWNERSHIP INFORMATION

Name of Each Partner	Address	Initial Partnership Interest
1) Oiltanking Freeport L.P.	15631 Jacintoport Blvd. Houston, Texas 77015 Phone: 281-457-7900 Facsimile: 281-457-7991 Attn: Office of the President	33 1/3%
2) TEPPCO O/S Port System, LLC	1100 Louisiana Street Suite 1600 Houston, Texas 77002 Phone: 713.381.3939 Facsimile: 713.381.4039 Attn: General Counsel	33 1/3%
3) Enterprise Offshore Port System, LLC	1100 Louisiana Street Suite 1000 Houston, Texas 77002 Phone: 713.381.6523 Facsimile: 713.381.6570 Attn: Executive Vice President	33 1/3%

Exhibit A to Partnership Agreement - Page 1

EXHIBIT B
TRANSFER NOTICE FORM

The undersigned hereby gives notice on [date] to Texas Offshore Port System, a Delaware general partnership (the “Company”), that the undersigned acquired a ___% general partnership interest in the Company from [name of transferor] (“Transferor”) on [date of transfer] (the “Transfer Date”).  The undersigned hereby unconditionally assumes all of Transferor’s obligations and liabilities (to the extent accruing on or after the Transfer Date) under the partnership agreement of the Company as such partnership agreement (including all schedules, exhibits and attachments thereto) has been amended, restated, supplemented and otherwise modified from time to time, and agrees to be bound by all the terms and conditions of such partnership agreement.

[Insert signature or signature block, as appropriate.]

Exhibit B to Partnership Agreement - Page 1

EXHIBIT C
PARENT PARTNER GUARANTEES

1.	TOPS Partner Performance Guaranty Agreement dated August 14, 2008 by and among Enterprise Products Operating LLC, Oiltanking Freeport L.P., TEPPCO O/S Port System, LLC and Texas Offshore Port System.

2.	TOPS Partner Performance Guaranty Agreement dated August 14, 2008 by and among TEPPCO Partners, L.P., Enterprise Offshore Port System LLC, Oiltanking Freeport L.P. and Texas Offshore Port System.

3.
TOPS Partner Performance Guaranty Agreement dated August 14, 2008 by and among Oiltanking Holding Americas, Inc., Enterprise Offshore Port System LLC, TEPPCO O/S Port System, LLC and Texas Offshore Port System.

4.
Comfort letter from Oiltanking Freeport, L.P. to Enterprise Offshore Port System LLC and TEPPCO O/S Port System, LLC regarding TOPS Partner Specific and Limited Guaranty Agreement by and among Oiltanking GmbH, Enterprise Offshore Port System LLC, TEPPCO O/S Port System, LLC and Texas Offshore Port System.

Exhibit C to Partnership Agreement - Page 1

TOPS PARTNER PERFORMANCE GUARANTY AGREEMENT
(by Enterprise Products Operating LLC)

This Performance Guaranty Agreement (this “Agreement”) dated as of August 14, 2008, is made by and among Enterprise Products Operating LLC, a Texas limited liability company (the “Guarantor”), Oiltanking Freeport L.P., a Texas limited partnership (“Oiltanking”) and TEPPCO O/S Port System, LLC, a Texas limited liability company (“TEPPCO”) and Texas Offshore Port System, a Delaware general partnership (“TOPS”, with Oiltanking, TEPPCO and the Guarantor, each a “Party” and together, the “Parties”).

INTRODUCTION

1.           Contemporaneously herewith, Oiltanking, TEPPCO and Enterprise Offshore Port System, LLC, a Texas limited liability company (“Obligor”), are entering into that certain Partnership Agreement of TOPS, dated the same date as this Agreement (including the exhibits, annexes and schedules thereto, and as amended, restated, supplemented and otherwise modified from time to time, the “Partnership Agreement”).

2.           Obligor is a wholly-owned indirect subsidiary of the Guarantor.

3.           It is the intention of the Parties that TOPS will be direct beneficiary of this Agreement.

4.           The Guarantor acknowledges that it will indirectly benefit from Obligor being party to the Partnership Agreement.

5.           Oiltanking, TEPPCO and TOPS desire that the Guarantor guarantee Obligor’s performance under Section 4.1 of the Partnership Agreement (the “Guaranteed Provision”) upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby stipulate and agree as follows:

1.    Defined Terms.  Capitalized terms used herein but not defined will have the meaning given them in the Partnership Agreement.

2.    The Guaranty.

(a)    Subject to Section 2(b), Section 2(c) and Section 2(d), the Guarantor hereby irrevocably and unconditionally guarantees to TOPS the full and timely performance and discharge (including the payment of money) by Obligor of all obligations and liabilities of Obligor now existing or hereafter arising under the Guaranteed Provision (the “Guaranteed Obligations”) and in each case hereby agrees that if Obligor fails (i) to pay any undisputed amount when and as the same becomes due and payable by Obligor to TOPS under the Guaranteed Provision, or (ii) to perform and

Exhibit C to Partnership Agreement - Page 2

discharge in full, on a timely basis, any of its respective obligations or liabilities in accordance with the Guaranteed Provision, the Guarantor will, upon effectiveness of notice of such failure from TOPS or any Partner, forthwith perform and discharge any such obligation or liability to TOPS (including the payment of money) as such performance and discharge is required to be made or done by Obligor pursuant to the terms of the Guaranteed Provision.  Subject to Section 2(b), Section 2(c) and Section 2(d), the guaranty in the preceding sentence is an absolute, present and continuing guaranty of performance of obligations (including the payment of money) and not of collectability and is in no way conditional or contingent upon any attempt to collect from Obligor or upon any other action, occurrence or circumstance whatsoever.  Subject to Section 2(b), Section 2(c) and Section 2(d), including the appropriate resolution of any applicable “Capital Call Disputes” as provided under Section 4.1(f) of the Partnership Agreement, it will not be necessary for TOPS or any Partner, in order to enforce such performance by the Guarantor, first to institute suit or exhaust its remedies against Obligor, any other guarantor, or any other Person liable with respect to the Guaranteed Obligations.

(b)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Oiltanking, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor will have the benefit of and the right to assert any defenses against the claims of TOPS which are available to Obligor and which would have also been available to the Guarantor if the Guarantor had been in the same contractual position as Obligor under the Partnership Agreement, including the appropriate resolution of any applicable “Capital Call Dispute” as provided under Section 4.1(f) of the Partnership Agreement, other than defenses arising from the bankruptcy or insolvency of Obligor.

(c)    This guaranty is limited in amount.  Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Oiltanking, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement, inclusive of all attorneys’ fees, expenses and other sums due hereunder, shall not exceed the aggregate sum of US $700 million.

(d)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Oiltanking, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement shall terminate and be of no further force or effect upon the payment of 100% of all amounts for costs and expenses incurred on behalf of TOPS related to the formation of TOPS and of all amounts to be incurred by TOPS to design, construct, install and place in service the Initial Facilities as necessary to timely and satisfactorily fulfill all of TOPS’s obligations under the Throughput Agreements.

3.    Obligations Absolute.  Subject to Section 2(b), Section 2(c) and Section 2(d), the obligations of the Guarantor hereunder will be absolute, continuing and unconditional and will not be released, discharged or in any way affected, by any of the following:

Exhibit C to Partnership Agreement - Page 3

(a)    any amendment, modification of or supplement to the Partnership Agreement or any other instrument referred to therein or any assignment or transfer of any rights or obligations thereunder;

(b)    any extension of the time for the payment of all or any portion of any sums payable under the Guaranteed Provision or the extension of time for the performance of any obligations under the Guaranteed Provision;

(c)    any failure, omission, delay or lack of diligence on the part of TOPS to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on TOPS by the Guaranteed Provision, or any action on the part of TOPS granting indulgence or extension of any kind;

(d)    any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding or any other defense that may arise in connection with any such proceeding with respect to Obligor, the Guarantor or any other Person;

(e)    any change in the corporate or partnership structure, existence or ownership of the Guarantor, Obligor or TOPS (including the termination or liquidation of any such Person) or  any sale, lease or transfer of any or all of the assets of the Guarantor, Obligor or TOPS to any Person;

(f)    any failure on the part of Obligor for any reason to comply with or perform any of the terms of any other agreement with the Guarantor; or

(g)    any applicable Law hereafter in effect in any jurisdiction affecting any of the rights under or terms of the Guaranteed Provision except to the extent any such Law renders Guarantor’s actions hereunder either unenforceable or illegal.

4.    Waiver.  The Guarantor unconditionally waives, to the fullest extent permitted by applicable Law: (a) except as required under Sections 1.1 (under the definition of “Default”),  4.1(c) and 4.1(d) of the Partnership Agreement (which notices TOPS expressly agrees to deliver to Guarantor pursuant to Section 7 hereof), notice of acceptance hereof, of any action taken or omitted in reliance hereon, of demand, and of any defaults by Obligor in the payment or performance of any Guaranteed Obligations, and of any of the matters referred to in Section 3 hereof; (b) all notices that may otherwise be required by applicable Law or otherwise to preserve any of the rights of TOPS against the Guarantor, including presentment to or demand for payment from Obligor or the Guarantor, notice to Obligor of claims with a court in the event of the bankruptcy of Obligor; and  (c) any requirement of diligence on the part of TOPS.

5.    Reinstatement of Guaranty.  This Agreement will continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by Obligor or the Guarantor to TOPS in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by TOPS upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Obligor or any substantial part of its property, or otherwise, all as though such payments had not been made and, to the extent permitted by applicable law, in such event the Guarantor will pay TOPS an amount equal

Exhibit C to Partnership Agreement - Page 4

to the payment that has been rescinded or returned. TOPS will not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

6.    Representations, Covenants and Warranties of Guarantor.  The Guarantor represents, covenants and warrants as follows as of the date hereof:

(a)    Organization, Good Standing and Location.  The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.  The Guarantor has all requisite power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Guarantor and its Subsidiaries taken as a whole.  The Guarantor has the requisite power to enter into and perform its obligations under this Agreement.

(b)    Approval and Enforceability of Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Guarantor. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, dissolution, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for such notice, filings, authorizations, consents, or approvals as have been given, made, or obtained, respectively, the Guarantor is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of, any Governmental Authority or any other Person to perform its obligations under this Agreement.  Neither the execution and the delivery of this Agreement by the Guarantor, nor the performance by the Guarantor of its obligations hereunder, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which the Guarantor is subject, or any provision of its charter or bylaws or any material agreement or instrument to which the Guarantor is a party.

7.    Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof will be in writing and addressed in the following manner:

(a)    If to the Guarantor, to:

Enterprise Products Operating LLC
Attn:  Executive Vice President
1100 Louisiana Street, Suite 1000
Houston, Texas  77002
Telephone:  (713) 381-6523
Fax:  (713) 381-6570

Exhibit C to Partnership Agreement - Page 5

(b)    If to Oiltanking, to:

Oiltanking Freeport L.P.
Attn:  President
15631 Jacintoport Blvd.
Houston, Texas  77015
Telephone:  (281) 457-0828
Fax:  (281) 457-7917

(c)    If to TEPPCO, to:

TEPPCO O/S Port System, LLC
Attn:  General Counsel
1100 Louisiana Street
Suite  1600
Houston, Texas  77002
Telephone:  (713) 381-3939
Fax:  (713) 381-4039

(d)    If to TOPS, to:

Texas Offshore Port System
Attn: Chairman
15631 Jacintoport Blvd.
Houston, Texas 77015
Phone:  281-457-7900
Facsimile:  281-457-7991

provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other Parties.  Each such notice, demand or other communication will be effective, if given by registered or certified mail, return receipt requested, as of the third Day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section 7.

8.    Construction.  Whenever the context requires: the gender of all words used in this Agreement includes the masculine, feminine, and neuter; a reference to any person or entity includes its permitted successors and assigns; the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provisions of this Agreement; articles and other titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof will refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument; any reference to “includes” or “including” will mean “includes without limitation” or “including, but not limited to,” respectively; and any references in the singular will include references in the plural and vice-versa.

Exhibit C to Partnership Agreement - Page 6

9.    Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability will not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other Persons or circumstances will not be affected but, rather, will be enforced to the extent permitted by applicable Law.

10.    Entire Agreement; Amendment.  This Agreement expresses the entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded.  No amendment of or supplement to this Agreement, or waiver or modification of, or consent under, the terms hereof will be effective unless in writing and signed by the Party to be bound thereby.

11.    Term of Agreement.  Subject to Section 2(c) and Section 2(d), this Agreement and all guarantees, covenants and agreements of the Guarantor contained herein will continue in full force and effect and will not be discharged until all of the Guaranteed Obligations have terminated, expired or been indefeasibly paid or otherwise performed and discharged in full.

12.    Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing or on behalf of the Guarantor in connection herewith will survive the execution and delivery of this Agreement.

13.    Governing Law; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THAT MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE VENUE AND JURISDICTION WILL LIE IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.    Attorneys’ Fees.  In the event of any litigation or other proceedings to enforce this Agreement, the prevailing party will be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection therewith.

15.    Assignment.  Guarantor shall not assign or pledge any of its rights, duties, and obligations that are set forth under this Agreement without the prior written consent of TOPS and any purported assignment or pledge in violation of this Section shall be null and void; provided, that notwithstanding any such assignment by Guarantor, Guarantor will remain primarily obligated under this Agreement and will not be released from any of its obligations hereunder.

16.    No Third-Party Beneficiaries.  This Agreement is intended for the exclusive benefit of TOPS, Oiltanking and TEPPCO, and no other Person shall have any rights hereunder, whether as a third-party beneficiary or otherwise.

********

Exhibit C to Partnership Agreement - Page 7

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first written in the Preamble.

ENTERPRISE PRODUCTS OPERATING LLC

By: /s/ Bryan Bulawa
Bryan Bulawa
Vice President and Treasurer

OILTANKING FREEPORT L.P.

By: OTF GP, LLC, its general partner

By: /s/ Carlin G. Conner
Carlin G. Conner
President

TEPPCO O/S PORT SYSTEM, LLC

By: /s/ John N. Goodpasture
John N. Goodpasture
Vice President

TEXAS OFFSHORE PORT SYSTEM

By: /s/ Carlin G. Conner
Carlin G. Conner
Chairman

Exhibit C to Partnership Agreement - Page 8

TOPS PARTNER PERFORMANCE GUARANTY AGREEMENT
(by TEPPCO Partners, L.P.)

This Performance Guaranty Agreement (this “Agreement”) dated as of August 14, 2008, is made by and among TEPPCO Partners, L.P., a Delaware limited partnership (the “Guarantor”), Oiltanking Freeport L.P., a Texas limited partnership (“Oiltanking”), Enterprise Offshore Port System, LLC, a Texas limited liability company (“Enterprise”) and Texas Offshore Port System, a Delaware general partnership (“TOPS”, with Oiltanking, Enterprise and the Guarantor, each a “Party” and together, the “Parties”).

INTRODUCTION

1.           Contemporaneously herewith, Oiltanking, Enterprise and TEPPCO O/S Port System, LLC, a Texas limited liability company (“Obligor”), are entering into that certain Partnership Agreement of TOPS, dated the same date as this Agreement (including the exhibits, annexes and schedules thereto, and as amended, restated, supplemented and otherwise modified from time to time, the “Partnership Agreement”).

2.           Obligor is a wholly-owned indirect subsidiary of the Guarantor.

3.           It is the intention of the Parties that TOPS will be direct beneficiary of this Agreement.

4.           The Guarantor acknowledges that it will indirectly benefit from Obligor being party to the Partnership Agreement.

5.           Oiltanking, Enterprise and TOPS desire that the Guarantor guarantee Obligor’s performance under Section 4.1 of the Partnership Agreement (the “Guaranteed Provision”) upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby stipulate and agree as follows:

1.    Defined Terms.  Capitalized terms used herein but not defined will have the meaning given them in the Partnership Agreement.

2.    The Guaranty.

(a)    Subject to Section 2(b), Section 2(c) and Section 2(d), the Guarantor hereby irrevocably and unconditionally guarantees to TOPS the full and timely performance and discharge (including the payment of money) by Obligor of all obligations and liabilities of Obligor now existing or hereafter arising under the Guaranteed Provision (the “Guaranteed Obligations”) and in each case hereby agrees that if Obligor fails (i) to pay any undisputed amount when and as the same becomes due and payable by Obligor to TOPS under the Guaranteed Provision, or (ii) to perform and

Exhibit C to Partnership Agreement - Page 9

discharge in full, on a timely basis, any of its respective obligations or liabilities in accordance with the Guaranteed Provision, the Guarantor will, upon effectiveness of notice of such failure from TOPS or any Partner, forthwith perform and discharge any such obligation or liability to TOPS (including the payment of money) as such performance and discharge is required to be made or done by Obligor pursuant to the terms of the Guaranteed Provision.  Subject to Section 2(b), Section 2(c) and Section 2(d), the guaranty in the preceding sentence is an absolute, present and continuing guaranty of performance of obligations (including the payment of money) and not of collectability and is in no way conditional or contingent upon any attempt to collect from Obligor or upon any other action, occurrence or circumstance whatsoever.  Subject to Section 2(b), Section 2(c) and Section 2(d), including the appropriate resolution of any applicable “Capital Call Disputes” as provided under Section 4.1(f) of the Partnership Agreement, it will not be necessary for TOPS or any Partner, in order to enforce such performance by the Guarantor, first to institute suit or exhaust its remedies against Obligor, any other guarantor, or any other Person liable with respect to the Guaranteed Obligations.

(b)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Oiltanking, Enterprise and TOPS each separately acknowledge and agree that the Guarantor will have the benefit of and the right to assert any defenses against the claims of TOPS which are available to Obligor and which would have also been available to the Guarantor if the Guarantor had been in the same contractual position as Obligor under the Partnership Agreement, including the appropriate resolution of any applicable “Capital Call Dispute” as provided under Section 4.1(f) of the Partnership Agreement, other than defenses arising from the bankruptcy or insolvency of Obligor.

(c)    This guaranty is limited in amount.  Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Oiltanking, Enterprise and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement, inclusive of all attorneys’ fees, expenses and other sums due hereunder, shall not exceed the aggregate sum of US $700 million.

(d)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Oiltanking, Enterprise and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement shall terminate and be of no further force or effect upon the payment of 100% of all amounts for costs and expenses incurred on behalf of TOPS related to the formation of TOPS and of all amounts to be incurred by TOPS to design, construct, install and place in service the Initial Facilities as necessary to timely and satisfactorily fulfill all of TOPS’s obligations under the Throughput Agreements.

3.    Obligations Absolute.  Subject to Section 2(b), Section 2(c) and Section 2(d), the obligations of the Guarantor hereunder will be absolute, continuing and unconditional and will not be released, discharged or in any way affected, by any of the following:

Exhibit C to Partnership Agreement - Page 10

(a)    any amendment, modification of or supplement to the Partnership Agreement or any other instrument referred to therein or any assignment or transfer of any rights or obligations thereunder;

(b)    any extension of the time for the payment of all or any portion of any sums payable under the Guaranteed Provision or the extension of time for the performance of any obligations under the Guaranteed Provision;

(c)    any failure, omission, delay or lack of diligence on the part of TOPS to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on TOPS by the Guaranteed Provision, or any action on the part of TOPS granting indulgence or extension of any kind;

(d)    any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding or any other defense that may arise in connection with any such proceeding with respect to Obligor, the Guarantor or any other Person;

(e)    any change in the corporate or partnership structure, existence or ownership of the Guarantor, Obligor or TOPS (including the termination or liquidation of any such Person) or  any sale, lease or transfer of any or all of the assets of the Guarantor, Obligor or TOPS to any Person;

(f)    any failure on the part of Obligor for any reason to comply with or perform any of the terms of any other agreement with the Guarantor; or

(g)    any applicable Law hereafter in effect in any jurisdiction affecting any of the rights under or terms of the Guaranteed Provision except to the extent any such Law renders Guarantor’s actions hereunder either unenforceable or illegal.

4.    Waiver.  The Guarantor unconditionally waives, to the fullest extent permitted by applicable Law: (a) except as required under Sections 1.1 (under the definition of “Default”),  4.1(c) and 4.1(d) of the Partnership Agreement (which notices TOPS expressly agrees to deliver to Guarantor pursuant to Section 7 hereof), notice of acceptance hereof, of any action taken or omitted in reliance hereon, of demand, and of any defaults by Obligor in the payment or performance of any Guaranteed Obligations, and of any of the matters referred to in Section 3 hereof; (b) all notices that may otherwise be required by applicable Law or otherwise to preserve any of the rights of TOPS against the Guarantor, including presentment to or demand for payment from Obligor or the Guarantor, notice to Obligor of claims with a court in the event of the bankruptcy of Obligor; and  (c) any requirement of diligence on the part of TOPS.

5.    Reinstatement of Guaranty.  This Agreement will continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by Obligor or the Guarantor to TOPS in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by TOPS upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Obligor or any substantial part of its property, or otherwise, all as though such payments had not been made and, to the extent permitted by applicable law, in such event the Guarantor will pay TOPS an amount equal

Exhibit C to Partnership Agreement - Page 11

to the payment that has been rescinded or returned.  TOPS will not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

6.    Representations, Covenants and Warranties of Guarantor.  The Guarantor represents, covenants and warrants as follows as of the date hereof:

(a)    Organization, Good Standing and Location.  The Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  The Guarantor has all requisite power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Guarantor and its Subsidiaries taken as a whole.  The Guarantor has the requisite power to enter into and perform its obligations under this Agreement.

(b)    Approval and Enforceability of Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Guarantor. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, dissolution, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for such notice, filings, authorizations, consents, or approvals as have been given, made, or obtained, respectively, the Guarantor is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of, any Governmental Authority or any other Person to perform its obligations under this Agreement.  Neither the execution and the delivery of this Agreement by the Guarantor, nor the performance by the Guarantor of its obligations hereunder, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which the Guarantor is subject, or any provision of its charter or bylaws or any material agreement or instrument to which the Guarantor is a party.

7.    Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof will be in writing and addressed in the following manner:

(a)    If to the Guarantor, to:

TEPPCO Partners, L.P.
Attn:  General Counsel
1100 Louisiana Street
Suite  1600
Houston, Texas  77002
Telephone:  (713) 381-3939
Fax:  (713) 381-4039

Exhibit C to Partnership Agreement - Page 12

(b)    If to Oiltanking, to:

Oiltanking Freeport L.P.
Attn:  Office of the President
15631 Jacintoport Blvd.
Houston, Texas  77015
Telephone:  (281) 457-0828
Fax:  (281) 457-7917

(c)    If to Enterprise, to:

Enterprise Offshore Port System, LLC
Attn:  Executive Vice President
1100 Louisiana Street, Suite 1000
Houston, Texas  77002
Telephone:  (713) 381-6523
Fax:  (713) 381-6570

(d)    If to TOPS, to:

Texas Offshore Port System
Attn: Chairman
15631 Jacintoport Blvd.
Houston, Texas 77015
Phone:  281-457-7900
Facsimile:  281-457-7991

provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other Parties.  Each such notice, demand or other communication will be effective, if given by registered or certified mail, return receipt requested, as of the third Day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section 7.

8.    Construction.  Whenever the context requires: the gender of all words used in this Agreement includes the masculine, feminine, and neuter; a reference to any person or entity includes its permitted successors and assigns; the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provisions of this Agreement; articles and other titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof will refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument; any reference to “includes” or “including” will mean “includes without limitation” or “including, but not limited to,” respectively; and any references in the singular will include references in the plural and vice-versa.

9.    Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such

Exhibit C to Partnership Agreement - Page 13

invalidity or unenforceability will not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other Persons or circumstances will not be affected but, rather, will be enforced to the extent permitted by applicable Law.

10.    Entire Agreement; Amendment.  This Agreement expresses the entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded.  No amendment of or supplement to this Agreement, or waiver or modification of, or consent under, the terms hereof will be effective unless in writing and signed by the Party to be bound thereby.

11.    Term of Agreement.  Subject to Section 2(c) and Section 2(d), this Agreement and all guarantees, covenants and agreements of the Guarantor contained herein will continue in full force and effect and will not be discharged until all of the Guaranteed Obligations have terminated, expired or been indefeasibly paid or otherwise performed and discharged in full.

12.    Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing or on behalf of the Guarantor in connection herewith will survive the execution and delivery of this Agreement.

13.    Governing Law; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THAT MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE VENUE AND JURISDICTION WILL LIE IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.    Attorneys’ Fees.  In the event of any litigation or other proceedings to enforce this Agreement, the prevailing party will be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection therewith.

15.    Assignment.  Guarantor shall not assign or pledge any of its rights, duties, and obligations that are set forth under this Agreement without the prior written consent of TOPS and any purported assignment or pledge in violation of this Section shall be null and void; provided, that notwithstanding any such assignment by Guarantor, Guarantor will remain primarily obligated under this Agreement and will not be released from any of its obligations hereunder.

16.    No Third-Party Beneficiaries.  This Agreement is intended for the exclusive benefit of TOPS, Oiltanking and Enterprise, and no other Person shall have any rights hereunder, whether as a third-party beneficiary or otherwise.

********

Exhibit C to Partnership Agreement - Page 14

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first written in the Preamble.

TEPPCO PARTNERS, L.P.

By: Texas Eastern Products Pipeline Company, LLC, its general partner

By: /s/ William G. Manias
William G. Manias
Vice President and Chief Financial Officer

OILTANKING FREEPORT L.P.

By: OTF GP, LLC, its general partner

By: /s/ Carlin G. Conner
Carlin G. Conner
President

ENTERPRISE OFFSHORE PORT SYSTEM, LLC

By: /s/ James Guion
James Guion
Vice President

TEXAS OFFSHORE PORT SYSTEM

By: /s/ Carlin G. Conner
Carlin G. Conner
Chairman

Exhibit C to Partnership Agreement - Page 15

TOPS PARTNER PERFORMANCE GUARANTY AGREEMENT
(by Oiltanking Holding Americas, Inc.)

This Performance Guaranty Agreement (this “Agreement”) dated as of August 14, 2008, is made by and among Oiltanking Holding Americas, Inc., a Delaware corporation (the “Guarantor”), Enterprise Offshore Port System, LLC, a Texas limited liability company (“Enterprise”), TEPPCO O/S Port System, LLC, a Texas limited liability company (“TEPPCO”) and Texas Offshore Port System, a Delaware general partnership (“TOPS”, with Enterprise, TEPPCO and the Guarantor, each a “Party” and together, the “Parties”).

INTRODUCTION

A.           Contemporaneously herewith, Enterprise, TEPPCO and Oiltanking Freeport L.P., a Texas limited partnership (“Obligor”), are entering into that certain Partnership Agreement of TOPS, dated the same date as this Agreement (including the exhibits, annexes and schedules thereto, and as amended, restated, supplemented and otherwise modified from time to time, the “Partnership Agreement”).

B.           Guarantor is the sole limited partner of Obligor.  The general partner of Obligor, OTF GP, LLC, a Texas limited liability company, is a wholly-owned direct subsidiary of the Guarantor.

C.           It is the intention of the Parties that TOPS will be the direct beneficiary of this Agreement.

D.           The Guarantor acknowledges that it will indirectly benefit from Obligor being party to the Partnership Agreement.

E.           Enterprise, TEPPCO and TOPS desire that the Guarantor guarantee Obligor’s performance under Section 4.1 of the Partnership Agreement (the “Guaranteed Provision”) upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby stipulate and agree as follows:

1.    Defined Terms.  Capitalized terms used herein but not defined will have the meaning given them in the Partnership Agreement.

2.    The Guaranty.

(a)    Subject to Section 2(b), Section 2(c) and Section 2(d), the Guarantor hereby irrevocably and unconditionally guarantees to TOPS the full and timely performance and discharge (including the payment of money) by Obligor of all obligations and liabilities of Obligor now existing or hereafter arising under the Guaranteed Provision (the “Guaranteed Obligations”) and in each case hereby agrees that

Exhibit C to Partnership Agreement - Page 16

if Obligor fails (i) to pay any undisputed amount when and as the same becomes due and payable by Obligor to TOPS under the Guaranteed Provision, or (ii) to perform and discharge in full, on a timely basis, any of its respective obligations or liabilities in accordance with the Guaranteed Provision, the Guarantor will, upon effectiveness of notice of such failure from TOPS or any Partner, forthwith perform and discharge any such obligation or liability to TOPS (including the payment of money) as such performance and discharge is required to be made or done by Obligor pursuant to the terms of the Guaranteed Provision.  Subject to Section 2(b), Section 2(c) and Section 2(d), the guaranty in the preceding sentence is an absolute, present and continuing guaranty of performance of obligations (including the payment of money) and not of collectability and is in no way conditional or contingent upon any attempt to collect from Obligor or upon any other action, occurrence or circumstance whatsoever.  Subject to Section 2(b), Section 2(c) and Section 2(d), including the appropriate resolution of any applicable “Capital Call Disputes” as provided under Section 4.1(f) of the Partnership Agreement, it will not be necessary for TOPS or any Partner, in order to enforce such performance by the Guarantor, first to institute suit or exhaust its remedies against Obligor, any other guarantor, or any other Person liable with respect to the Guaranteed Obligations.

(b)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Enterprise, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor will have the benefit of and the right to assert any defenses against the claims of TOPS which are available to Obligor and which would have also been available to the Guarantor if the Guarantor had been in the same contractual position as Obligor under the Partnership Agreement, including the appropriate resolution of any applicable “Capital Call Dispute” as provided under Section 4.1(f) of the Partnership Agreement, other than defenses arising from the bankruptcy or insolvency of Obligor.

(c)    This guaranty is limited in amount.  Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Enterprise, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement, inclusive of all attorneys’ fees, expenses and other sums due hereunder, shall not exceed the aggregate sum of US $700 million.

(d)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Enterprise, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement shall terminate and be of no further force or effect upon the payment of 100% of all amounts for costs and expenses incurred on behalf of TOPS related to the formation of TOPS and of all amounts to be incurred by TOPS to design, construct, install and place in service the Initial Facilities as necessary to timely and satisfactorily fulfill all of TOPS’s obligations under the Throughput Agreements.

3.    Obligations Absolute.  Subject to Section 2(b), Section 2(c) and Section 2(d), the obligations of the Guarantor hereunder will be absolute, continuing and unconditional and will not be released, discharged or in any way affected, by any of the following:

Exhibit C to Partnership Agreement - Page 17

(a)    any amendment, modification of or supplement to the Partnership Agreement or any other instrument referred to therein or any assignment or transfer of any rights or obligations thereunder;

(b)    any extension of the time for the payment of all or any portion of any sums payable under the Guaranteed Provision or the extension of time for the performance of any obligations under the Guaranteed Provision;

(c)    any failure, omission, delay or lack of diligence on the part of TOPS to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on TOPS by the Guaranteed Provision, or any action on the part of TOPS granting indulgence or extension of any kind;

(d)    any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding or any other defense that may arise in connection with any such proceeding with respect to Obligor, the Guarantor or any other Person;

(e)    any change in the corporate or partnership structure, existence or ownership of the Guarantor, Obligor or TOPS (including the termination or liquidation of any such Person) or  any sale, lease or transfer of any or all of the assets of the Guarantor, Obligor or TOPS to any Person;

(f)    any failure on the part of Obligor for any reason to comply with or perform any of the terms of any other agreement with the Guarantor; or

(g)    any applicable Law hereafter in effect in any jurisdiction affecting any of the rights under or terms of the Guaranteed Provision except to the extent any such Law renders Guarantor’s actions hereunder either unenforceable or illegal.

4.    Waiver.  The Guarantor unconditionally waives, to the fullest extent permitted by applicable Law: (a) except as required under Sections 1.1 (under the definition of “Default”), 4.1(c) and 4.1(d) of the Partnership Agreement (which notices TOPS expressly agrees to deliver to Guarantor pursuant to Section 7 hereof), notice of acceptance hereof, of any action taken or omitted in reliance hereon, of demand, and of any defaults by Obligor in the payment or performance of any Guaranteed Obligations, and of any of the matters referred to in Section 3 hereof; (b) all notices that may otherwise be required by applicable Law or otherwise to preserve any of the rights of TOPS against the Guarantor, including presentment to or demand for payment from Obligor or the Guarantor, notice to Obligor of claims with a court in the event of the bankruptcy of Obligor; and  (c) any requirement of diligence on the part of TOPS.

5.    Reinstatement of Guaranty.  This Agreement will continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by Obligor or the Guarantor to TOPS in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by TOPS upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Obligor or any substantial part of its property, or otherwise, all as though such payments had not been made and, to the extent permitted by applicable law, in such event the Guarantor will pay TOPS an amount equal

Exhibit C to Partnership Agreement - Page 18

to the payment that has been rescinded or returned.  TOPS will not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

6.    Representations, Covenants and Warranties of Guarantor.  The Guarantor represents, covenants and warrants as follows as of the date hereof:

(a)    Organization, Good Standing and Location.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Guarantor has all requisite power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Guarantor and its Subsidiaries taken as a whole.  The Guarantor has the requisite power to enter into and perform its obligations under this Agreement.

(b)    Approval and Enforceability of Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Guarantor.  This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, dissolution, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except for such notice, filings, authorizations, consents, or approvals as have been given, made, or obtained, respectively, the Guarantor is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of, any Governmental Authority or any other Person to perform its obligations under this Agreement.  Neither the execution and the delivery of this Agreement by the Guarantor, nor the performance by the Guarantor of its obligations hereunder, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which the Guarantor is subject, or any provision of its charter or bylaws or any material agreement or instrument to which the Guarantor is a party.

7.    Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof will be in writing and addressed in the following manner:

(a)    If to the Guarantor, to:

Oiltanking Holding Americas, Inc.
Attn:  Donna Hymel
103 Fouke Road
Suite 202
Wilmington, Delaware  19803
Telephone:  302-691-6055
Fax: 302-652-8667

Exhibit C to Partnership Agreement - Page 19

With copies to:

Oiltanking Freeport, L.P.
Attn:  Office of the President
15631 Jacintoport Blvd.
Houston, Texas  77015
Telephone:  281-457-7900
Fax:  281-457-7991

and

Oiltanking GmbH
Attn:  Jan Vogel
Admiralitaetstrasse 55
Hamburg, Germany
D20459
Telephone:  011 49 40 370 04 990
Fax:  011 49 40 370 99 499

(b)    If to Enterprise, to:

Enterprise Offshore Port System, LLC
Attn:  Executive Vice President
1100 Louisiana Street, Suite 1000
Houston, Texas  77002
Telephone:  713-381-6523
Fax:  713-381-6570

(c)    If to TEPPCO, to:

TEPPCO O/S Port System, LLC
Attn:  General Counsel
1100 Louisiana Street
Suite  1600
Houston, Texas  77002
Telephone:  (713) 381-3939
Fax:  (713) 381-4039

(d)    If to TOPS, to:

Texas Offshore Port System
Attn: Chairman
15631 Jacintoport Blvd.
Houston, Texas 77015
Phone:  281-457-7900
Facsimile:  281-457-7991

Exhibit C to Partnership Agreement - Page 20

provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other Parties.  Each such notice, demand or other communication will be effective, if given by registered or certified mail, return receipt requested, as of the third Day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section 7.

8.    Construction.  Whenever the context requires: the gender of all words used in this Agreement includes the masculine, feminine, and neuter; a reference to any person or entity includes its permitted successors and assigns; the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provisions of this Agreement; articles and other titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof will refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument; any reference to “includes” or “including” will mean “includes without limitation” or “including, but not limited to,” respectively; and any references in the singular will include references in the plural and vice-versa.

9.    Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability will not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other Persons or circumstances will not be affected but, rather, will be enforced to the extent permitted by applicable Law.

10.    Entire Agreement; Amendment.  This Agreement expresses the entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded.  No amendment of or supplement to this Agreement, or waiver or modification of, or consent under, the terms hereof will be effective unless in writing and signed by the Party to be bound thereby.

11.    Term of Agreement.  Subject to Section 2(c) and Section 2(d), this Agreement and all guarantees, covenants and agreements of the Guarantor contained herein will continue in full force and effect and will not be discharged until all of the Guaranteed Obligations have terminated, expired or been indefeasibly paid or otherwise performed and discharged in full.

12.    Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing or on behalf of the Guarantor in connection herewith will survive the execution and delivery of this Agreement.

13.    Governing Law; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THAT MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  THE VENUE AND JURISDICTION WILL LIE IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION

Exhibit C to Partnership Agreement - Page 21

WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.    Attorneys’ Fees.  In the event of any litigation or other proceedings to enforce this Agreement, the prevailing party will be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection therewith.

15.    Assignment.  Guarantor shall not assign or pledge any of its rights, duties, and obligations that are set forth under this Agreement without the prior written consent of TOPS and any purported assignment or pledge in violation of this Section shall be null and void; provided, that notwithstanding any such assignment by Guarantor, Guarantor will remain primarily obligated under this Agreement and will not be released from any of its obligations hereunder.

16.    No Third-Party Beneficiaries.  This Agreement is intended for the exclusive benefit of TOPS, Enterprise and TEPPCO, and no other Person shall have any rights hereunder, whether as a third-party beneficiary or otherwise.

********

Exhibit C to Partnership Agreement - Page 22

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first written in the Preamble.

OILTANKING HOLDING AMERICAS, INC

By: /s/ Carlin G. Conner
Carlin G. Conner
Special Agent

ENTERPRISE OFFSHORE PORT SYSTEM, LLC

By: /s/ James Guion
James Guion
Vice President

TEPPCO O/S PORT SYSTEM, LLC

By: /s/ John N. Goodpasture
John N. Goodpasture
Vice President

TEXAS OFFSHORE PORT SYSTEM

By: /s/ Carlin G. Conner
Carlin G. Conner
Chairman

Exhibit C to Partnership Agreement - Page 23

OILTANKING FREEPORT, L.P.
15631 JACINTOPORT BOULEVARD
HOUSTON, TEXAS 77015

August 14, 2008
TEPPCO O/S Port System, LLC
1100 Louisiana, Suite 1600
Houston, Texas 77002

Enterprise Offshore Port System, LLC
1100 Louisiana, Suite 1000
Houston, Texas 77002

RE:           Texas Offshore Port System

Gentlemen:

On this day, Oiltanking Freeport, L.P. (“Oiltanking”), TEPPCO O/S Port System, LLC (“TEPPCO”), and Enterprise Offshore Port System, LLC (“Enterprise”) executed the Partnership Agreement of Texas Offshore Port System (the “Partnership Agreement”).  All terms capitalized herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

Pursuant to Section 4.6 of the Partnership Agreement, at the time of its execution each Partner was required to cause its respective Affiliate Guarantor to issue a guaranty of such Partner’s obligation to contribute Capital Contributions. Each of the Partners has caused its Affiliate to execute and deliver an appropriate guaranty, save and except that Oiltanking did not deliver the Specific and Limited Guaranty Agreement from its parent, Oiltanking GmbH.  Oiltanking has advised the TOPS Partnership, Enterprise and TEPPCO that it requires additional time to deliver the Oiltanking GmbH guaranty because the delivery of such guaranty requires (i) the approval of Oiltanking GmbH’s Supervisory Board and (ii) the approval of Oiltanking GmbH’s bankers.  Oiltanking anticipates that its parent, Oiltanking GmbH, will be able to deliver the Oiltanking GmbH guaranty on or before September 30, 2008.

By this letter agreement, TEPPCO, Enterprise, the TOPS Partnership and Oiltanking hereby agree that:

1.           Oiltanking shall use its best efforts to cause the Oiltanking GmbH guaranty in the form attached hereto as Exhibit A to be delivered to the TOPS Partnership on or before September 30, 2008 (hereinafter [as same may be extended] the “Deadline”);

2.           Oiltanking shall not be considered to be in breach of the Partnership Agreement due to its inability to deliver the Oiltanking GmbH guaranty prior to the Deadline; and

3.           In the event that Oiltanking fails to deliver the Oiltanking GmbH guaranty to the TOPS Partnership on or before the Deadline, then Enterprise and TEPPCO may either, at their respective sole option and in their respective sole discretion, (i) extend the Deadline during which period Oiltanking shall continue to use its best efforts to diligently pursue delivery of the Oiltanking GmbH guaranty or (ii) as their sole and exclusive remedy, and notwithstanding anything to the contrary in the Partnership Agreement, require Oiltanking to withdraw from the

Exhibit C to Partnership Agreement - Page 24

Partnership, at which time the TOPS Partnership shall refund all of Oiltanking’s Capital Contributions.  Following the refund of such Capital Contributions, Oiltanking’s partnership interest shall be deemed to be redeemed and the remaining Partners and the TOPS Partnership shall thereafter have no rights, duties or obligations to Oiltanking under the Partnership Agreement, and Oiltanking shall thereafter have no rights, duties or obligations to the remaining Partners or to the TOPS Partnership under the Partnership Agreement.  Oiltanking hereby  waives and releases (and shall cause its Affiliate Oiltanking Houston L.P. to waive and release) all rights that it and its affiliates may have against the remaining Partners and their affiliates under the Term Sheet for Texas Offshore Oil Port Project dated April 16, 2007, executed in anticipation of the Partnership Agreement.

If this letter correctly sets forth the terms of our agreement, please so indicate by signing the attached copy and returning it to Oiltanking.

Very truly yours,

OILTANKING FREEPORT, L.P.

By:           OTF GP, LLC
Its General Partner

By:      /s/ Carlin G. Conner
     Carlin G. Conner, President

Agreed to and accepted
this 14th day of August 2008:

TEPPCO O/S PORT SYSTEM, LLC

By:      /s/ John N. Goodpasture
John N. Goodpasture
Vice President

ENTERPRISE OFFSHORE PORT SYSTEM, LLC

By:      /s/ James Guion
James Guion
Vice President

Exhibit C to Partnership Agreement - Page 25

EXHIBIT A

TOPS PARTNER SPECIFIC AND LIMITED GUARANTY AGREEMENT
(by Oiltanking GmbH)

This Specific and Limited Guaranty Agreement (this “Agreement”) dated as of [_________], 2008, is made by and among Oiltanking GmbH, a German limited liability company (the “Guarantor”), Enterprise Offshore Port System, LLC, a Texas limited liability company (“Enterprise”), TEPPCO O/S Port System, LLC, a Texas limited liability company (“TEPPCO”) and Texas Offshore Port System, a Delaware general partnership (“TOPS”, with Enterprise, TEPPCO and the Guarantor, each a “Party” and together, the “Parties”).

INTRODUCTION

A.           Contemporaneously herewith, Enterprise, TEPPCO and Oiltanking Freeport L.P., a Texas limited partnership (“OFLP”), are entering into that certain Partnership Agreement of TOPS, dated the same date as this Agreement (including the exhibits, annexes and schedules thereto, and as amended, restated, supplemented and otherwise modified from time to time, the “Partnership Agreement”).

B.           Contemporaneously herewith, Enterprise, TEPPCO, Oiltanking Holding Americas, Inc., a Delaware corporation (“Obligor”), and TOPS are entering into that certain TOPS Partner Performance Guaranty Agreement dated the same date as this Agreement (the “Guaranty Agreement”).

C.           Obligor is the wholly-owned direct subsidiary of Guarantor and OFLP is the wholly-owned indirect subsidiary of the Guarantor.

D.           It is the intention of the Parties that TOPS will be the direct beneficiary of this Agreement.

E.           The Guarantor acknowledges that it will indirectly benefit from Obligor being the owner of OFLP and of OFLP being a party to the Partnership Agreement.

F.           Enterprise, TEPPCO and TOPS desire that the Guarantor guarantee Obligor’s performance under the Guaranty Agreement upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby stipulate and agree as follows:

1.    Defined Terms.  Capitalized terms used herein but not defined will have the meaning given them in the Partnership Agreement.

2.    The Guaranty.

Exhibit C to Partnership Agreement - Page 26

(a)    Subject to Section 2(b), Section 2(c) and Section 2(d), the Guarantor hereby irrevocably and unconditionally guarantees to TOPS the full and timely performance and discharge by Obligor of all payment obligations of Obligor now existing or hereafter arising under the Guaranty Agreement (the “Guaranteed Obligations”), and agrees that if Obligor fails to pay any amount when and as the same becomes due and payable by Obligor to TOPS under the Guaranty Agreement, the Guarantor will, within ten (10) days from and after the effectiveness of notice of such failure from TOPS or any Partner, forthwith perform and discharge any such payment obligation to TOPS as is required to be made or done by Obligor pursuant to the terms of the Guaranty Agreement.  Subject to Section 2(b), Section 2(c) and Section 2(d), the guaranty in the preceding sentence is an absolute, present and continuing guaranty of performance of obligations (including the payment of money) and not of collectability and is in no way conditional or contingent upon any attempt to collect from Obligor or upon any other action, occurrence or circumstance whatsoever.  Subject to Section 2(b), Section 2(c) and Section 2(d), including the appropriate resolution of any applicable “Capital Call Disputes” as provided under Section 4.1(f) of the Partnership Agreement, it will not be necessary for TOPS or any Partner, in order to enforce such performance by the Guarantor, first to institute suit or exhaust its remedies against Obligor, any other guarantor, or any other Person liable with respect to the Guaranteed Obligations.

(b)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Enterprise, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor will have the benefit of and the right to assert any defenses against the claims of TOPS which are available to Obligor or OFLP and which would have also been available to the Guarantor if the Guarantor had been in the same contractual position as OFLP under the Partnership Agreement, including the appropriate resolution of any applicable “Capital Call Dispute” as provided under Section 4.1(f) of the Partnership Agreement, other than defenses arising from the bankruptcy or insolvency of Obligor or OFLP.

(c)    This guaranty is limited in amount.  Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Enterprise, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement, inclusive of all attorneys’ fees, expenses and other sums due hereunder, shall not exceed the difference between (i) US $700 million and (ii) any and all sums paid by Obligor under the Guaranty Agreement.

(d)    Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, Enterprise, TEPPCO and TOPS each separately acknowledge and agree that the Guarantor’s obligations under this Agreement shall terminate and be of no further force or effect upon the payment of 100% of all amounts for costs and expenses incurred on behalf of TOPS related to the formation of TOPS and of all amounts to be incurred by TOPS to design, construct, install and place in service the Initial Facilities as necessary to timely and satisfactorily fulfill all of TOPS’s obligations under the Throughput Agreements.

Exhibit C to Partnership Agreement - Page 27

3.    Obligations Absolute.  Subject to Section 2(b), Section 2(c) and Section 2(d), the obligations of the Guarantor hereunder will be absolute, continuing and unconditional and will not be released, discharged or in any way affected, by any of the following:

(a)    any amendment, modification of or supplement to the Guaranty Agreement or the Partnership Agreement or any other instrument referred to therein or any assignment or transfer of any rights or obligations thereunder;

(b)    any extension of the time for the payment of all or any portion of any sums payable under the Guaranty Agreement or the Partnership Agreement or the extension of time for the performance of any obligations under the Guaranty Agreement or the Partnership Agreement;

(c)    any failure, omission, delay or lack of diligence on the part of TOPS to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on TOPS by the Guaranty Agreement or the Partnership Agreement, or any action on the part of TOPS granting indulgence or extension of any kind;

(d)    any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding or any other defense that may arise in connection with any such proceeding with respect to Obligor, OFLP, the Guarantor or any other Person;

(e)    any change in the corporate or partnership structure, existence or ownership of the Guarantor, Obligor, OFLP or TOPS (including the termination or liquidation of any such Person) or any sale, lease or transfer of any or all of the assets of the Guarantor, Obligor, OFLP or TOPS to any Person;

(f)    any failure on the part of Obligor or OFLP for any reason to comply with or perform any of the terms of any other agreement with the Guarantor; or

(g)    any applicable Law hereafter in effect in any jurisdiction affecting any of the rights under or terms of the Guaranty Agreement or the Partnership Agreement except to the extent any such Law renders Guarantor’s actions hereunder either unenforceable or illegal.

4.    Waiver.  The Guarantor unconditionally waives, to the fullest extent permitted by applicable Law: (a) except as required under Sections 1.1 (under the definition of “Default”), 4.1(c) and 4.1(d) of the Partnership Agreement (which notices TOPS expressly agrees to deliver to Guarantor pursuant to Section 7 hereof), notice of acceptance hereof, of any action taken or omitted in reliance hereon, of demand, of any defaults by Obligor in the payment or performance of the Guaranty Agreement, or of any defaults by OFLP in the payment or performance of the Guaranteed Obligations, and of any of the matters referred to in Section 3 hereof; (b) all notices that may otherwise be required by applicable Law or otherwise to preserve any of the rights of TOPS against the Guarantor, including presentment to or demand for payment from Obligor, OFLP or the Guarantor, notice to Obligor or OFLP of claims with a court in the event of the bankruptcy of Obligor or OFLP, as the case may be; and  (c) any requirement of diligence on the part of TOPS.

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5.    Reinstatement of Guaranty.  This Agreement will continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by Obligor, OFLP or the Guarantor to TOPS in respect of the Guaranty Agreement or the Guaranteed Obligations is rescinded or must otherwise be restored or returned by TOPS upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor or OFLP, as the case may be, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Obligor or OFLP or any substantial part of their respective property, or otherwise, all as though such payments had not been made and, to the extent permitted by applicable law, in such event the Guarantor will pay TOPS an amount equal to the payment that has been rescinded or returned.  TOPS will not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

6.    Representations, Covenants and Warranties of Guarantor.  The Guarantor represents, covenants and warrants as follows as of the date hereof:

(a)    Organization, Good Standing and Location.  The Guarantor is a Gesellschaft mit beschränkter Haftung (GmbH) with limited liability duly organized, validly existing and in good standing under the laws of Germany.  The Guarantor has all requisite power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Guarantor and its Subsidiaries taken as a whole.  The Guarantor has the requisite power to enter into and perform its obligations under this Agreement.

(b)    Approval and Enforceability of Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Guarantor. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, dissolution, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for such notice, filings, authorizations, consents, or approvals as have been given, made, or obtained, respectively, the Guarantor is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of, any Governmental Authority or any other Person to perform its obligations under this Agreement.  Neither the execution and the delivery of this Agreement by the Guarantor, nor the performance by the Guarantor of its obligations hereunder, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which the Guarantor is subject, or any provision of its charter or bylaws or any material agreement or instrument to which the Guarantor is a party.

7.    Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof will be in writing and addressed in the following manner:

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(a)    If to the Guarantor, to:

Oiltanking GmbH
Attn:  Jan Vogel
Admiralitaetstrasse 55
Hamburg, Germany
D20459
Telephone:  011 49 40 370 04 990
Fax:  011 49 40 370 99 499

(b)    If to Enterprise, to:

Enterprise Offshore Port System, LLC
Attn:  Executive Vice President
1100 Louisiana Street, Suite 1000
Houston, Texas  77002
Telephone:  (713) 381-3939
Fax:  (713) 381-4039

(c)    If to TEPPCO, to:

TEPPCO O/S Port System, LLC
Attn:  General Counsel
1100 Louisiana Street
Suite  1600
Houston, Texas  77002
Telephone:  (713) 381-3939
Fax:  (713) 381-4039

(d)    If to TOPS, to:

Texas Offshore Port System
Attn: Chairman
15631 Jacintoport Blvd.
Houston, Texas 77015
Phone:  281-457-7900
Facsimile:  281-457-7991

provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other Parties.  Each such notice, demand or other communication will be effective, if given by registered or certified mail, return receipt requested, as of the third Day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section 7.

8.    Construction.  Whenever the context requires: the gender of all words used in this Agreement includes the masculine, feminine, and neuter; a reference to any person or entity includes its permitted successors and assigns; the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import when used in this Agreement will refer to this

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Agreement as a whole and not to any particular provisions of this Agreement; articles and other titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof will refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument; any reference to “includes” or “including” will mean “includes without limitation” or “including, but not limited to,” respectively; and any references in the singular will include references in the plural and vice-versa.

9.    Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability will not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other Persons or circumstances will not be affected but, rather, will be enforced to the extent permitted by applicable Law.

10.    Entire Agreement; Amendment.  This Agreement expresses the entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded.  No amendment of or supplement to this Agreement, or waiver or modification of, or consent under, the terms hereof will be effective unless in writing and signed by the Party to be bound thereby.

11.    Term of Agreement.  Subject to Section 2(c) and Section 2(d), this Agreement and all guarantees, covenants and agreements of the Guarantor contained herein will continue in full force and effect and will not be discharged until all of the Guaranteed Obligations have terminated, expired or been indefeasibly paid or otherwise performed and discharged in full.

12.    Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing or on behalf of the Guarantor in connection herewith will survive the execution and delivery of this Agreement.

13.    Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THAT MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14.    Dispute Resolution

(a)    Arbitration.  Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.  “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breadth of the Agreement, as well as any dispute over arbitrability or jurisdiction.

(b)    Rules; Administration.  The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association

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 (“AAA”) (as then in effect) and administered by the International Center for Dispute Resolution.

(c)    Number of Arbitrators.  The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

(d)    Method of Appointment of the Arbitrators.  If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its Party-appointed arbitrator within the applicable time period or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.  If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  For the purposes of appointing arbitrators under this Section 14(d), (i) Guarantor, and all Persons whose interest in this Agreement derives from Guarantor (including the Obligor or OFLP, if such parties agree to become parties to the arbitration) shall be considered as one Party; and (ii) the Beneficiaries and all Persons whose interest in this Agreement derives from Beneficiaries shall be considered as one Party.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator within the applicable time period, or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators.

(e)    Place of Arbitration.  Unless otherwise agreed in writing by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

(f)    Language.  The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(g)    Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(h)    Notice.  All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 7.

(i)    Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or

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the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(j)    Equitable Remedies.  Notwithstanding anything to the contrary in this Section 14, any Party to the Dispute may apply to a court in Harris County, Texas for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  Any Party may apply to such court for equitable relief available under this Agreement.  The Parties agree that seeking, obtaining or contesting such interim measures or equitable relief shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, specific performance and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(k)    Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful Party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(l)    Interest.  The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall accrue at the Default Interest Rate compounded Monthly.

(m)    Currency of Award.  The arbitral award shall be made and payable in United States Dollars.

(n)    Waiver of Challenge to Decision or Award.  To the extent permitted by  Law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(o)    Confidentiality.  Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except  to the extent necessary to enforce this Section 14 or any arbitration award, to enforce other

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rights of a party to the Dispute, or as required by Law; provided however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

15.    Assignment.  Guarantor shall not assign or pledge any of its rights, duties, and obligations that are set forth under this Agreement without the prior written consent of TOPS and any purported assignment or pledge in violation of this Section shall be null and void; provided, that notwithstanding any such assignment by Guarantor, Guarantor will remain primarily obligated under this Agreement and will not be released from any of its obligations hereunder.

16.    No Third-Party Beneficiaries.  This Agreement is intended for the exclusive benefit of TOPS, Enterprise and TEPPCO, and no other Person shall have any rights hereunder, whether as a third-party beneficiary or otherwise.

********

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first written in the Preamble.

OILTANKING GmbH

By:
Name:
Title:

ENTERPRISE OFFSHORE PORT SYSTEM, LLC

By:
Name:
Title:

TEPPCO O/S PORT SYSTEM, LLC

By:
Name:
Title:

TEXAS OFFSHORE PORT SYSTEM

By:
Name:
Title:

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